                                                                     Exhibit 2.2


                            ASSET PURCHASE AGREEMENT

                           dated as of June 30, 2000

                                    between

                                  VIACOM INC.

                                      and

                              COMCAST CORPORATION

                                      for

                                CBS CABLE SPORTS

                               TABLE OF CONTENTS

                               ----------------

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                                    ARTICLE 1
                                   Definitions

 Section 1.1.  Certain Defined Terms......................................    1
 Section 1.2.  Other Defined Terms........................................    6
 Section 1.3.  Terms Generally............................................    7

                                    ARTICLE 2
                                Purchase and Sale

 Section 2.1.  Purchase and Sale of the Acquired Assets...................    7
 Section 2.2.  Excluded Assets............................................    7
 Section 2.3.  Assumption of Assumed Liabilities..........................    7
 Section 2.4.  Non-Assumed Liabilities....................................    7
 Section 2.5.  Closing....................................................    8
 Section 2.6.  Closing Deliveries by Seller...............................    8
 Section 2.7.  Closing Deliveries by Purchaser............................    8
 Section 2.8.  Purchase Price Adjustment..................................    8
 Section 2.9.  Payments and Computations..................................    9
 Section 2.10. Allocation of Consideration................................    9
 Section 2.11. Transfer Taxes.............................................   10
 Section 2.12. Value of Distribution Agreement............................   10

                                    ARTICLE 3
                    Representations and Warranties of Seller

 Section 3.1.  Incorporation and Authority of Seller......................   10
 Section 3.2.  No Conflict................................................   10
 Section 3.3.  Consents and Approvals.....................................   11
 Section 3.4.  Partnership Existence and Power............................   11
 Section 3.5.  Subsidiaries...............................................   11
 Section 3.6.  Financial Information......................................   11
 Section 3.7.  Absence of Undisclosed Liabilities.........................   11
 Section 3.8.  Absence of Certain Changes or Events.......................   12
 Section 3.9.  Absence of Litigation......................................   12
 Section 3.10. Compliance with Laws.......................................   12
 Section 3.11. Licenses and Permits.......................................   13
 Section 3.12. Assets and Partnership Interest............................   13
 Section 3.13. Real Property..............................................   14
 Section 3.14. Employee Benefit Matters...................................   14
 Section 3.15. Taxes......................................................   15
 Section 3.16. Contracts..................................................   16
 Section 3.17. Copyrights and Trademarks..................................   17
 Section 3.18. Brokers....................................................   17
 Section 3.19. Environmental Compliance...................................   17
 Section 3.20. Insurance Coverage.........................................   17
 Section 3.21. Receivables................................................   17
 Section 3.22. Affiliated Party Transactions..............................   17
 Section 3.23. Exclusivity of Representations.............................   17

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                                    ARTICLE 4
                   Representations and Warranties of Purchaser

 Section 4.01. Incorporation and Authority of Purchaser...................   18
 Section 4.02. No Conflict................................................   18
 Section 4.03. Consents and Approvals.....................................   18
 Section 4.04. Absence of Litigation......................................   18
 Section 4.05. Brokers....................................................   19
 Section 4.06. Absence of Defined Benefit Plan............................   19
 Section 4.07. Exclusivity of Representations.............................   19

                                    ARTICLE 5
                              Additional Agreements

 Section 5.01. Conduct of Business Prior to the Closing...................   19
 Section 5.02. Access to Information......................................   20
 Section 5.03. Confidentiality............................................   21
 Section 5.04. Regulatory and Other Authorizations; Consents..............   21
 Section 5.05. Insurance..................................................   22
 Section 5.06. Notification...............................................   22
 Section 5.07. No Other Bids..............................................   22
 Section 5.08. Further Action.............................................   22
 Section 5.09. Tag-Along Rights...........................................   23
 Section 5.10. Intercompany Accounts......................................   23
 Section 5.11. Use of Seller's Name and Logos.............................   23
 Section 5.12. Power of Attorney..........................................   23
 Section 5.13. Resignations...............................................   23
 Section 5.14. Satisfaction of Conditions.................................   23
 Section 5.15. Tax Matters................................................   23
 Section 5.16. Release of Liens...........................................   24
 Section 5.17. Certain Waivers............................................   24
 Section 5.18. Certain Payments...........................................   24

                                    ARTICLE 6
                                Employee Matters

 Section 6.01. Scope of Section...........................................   24
 Section 6.02. Employees..................................................   24
 Section 6.03. CBS Combined Pension Plan..................................   25
 Section 6.04. CBS Employee Investment Fund...............................   25
 Section 6.05. Retiree Health and Life Insurance Benefits.................   25
 Section 6.06. Employee Welfare Plans.....................................   26
 Section 6.07. Vacation...................................................   26
 Section 6.08. Other Compensation Arrangements............................   26
 Section 6.09. WARN Act Liability.........................................   26
 Section 6.10. IRS Form W-2...............................................   26

                                    ARTICLE 7
                              Conditions to Closing

 Section 7.01. Conditions to Obligations of Seller........................   27
 Section 7.02. Conditions to Obligations of Purchaser.....................   27
 Section 7.03. Tag Condition Waiver.......................................   28

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
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                                    ARTICLE 8
                        Termination, Amendment and Waiver

 Section 8.1.   Termination...............................................   29
 Section 8.2.   Termination Is Non-Exclusive Remedy.......................   29
 Section 8.3.   Waiver....................................................   29

                                    ARTICLE 9
                                 Indemnification

 Section 9.1.   Indemnification by Purchaser..............................   29
 Section 9.2.   Indemnification by Seller.................................   30
 Section 9.3.   Notification of Claims....................................   31
 Section 9.4.   Certain Exclusive Remedies................................   31
 Section 9.5.   Purchase Price Adjustment and Interest....................   32

                                   ARTICLE 10
                               General Provisions

 Section 10.1.  Survival..................................................   32
 Section 10.2.  Expenses..................................................   32
 Section 10.3.  Notices...................................................   32
 Section 10.4.  Public Announcements......................................   33
 Section 10.5.  Bulk Sales Law............................................   33
 Section 10.6.  Headings..................................................   33
 Section 10.7.  Severability..............................................   33
 Section 10.8.  Entire Agreement..........................................   33
 Section 10.9.  Successors and Assigns....................................   33
 Section 10.10. No Recourse...............................................   33
 Section 10.11. No Third-Party Beneficiaries..............................   33
 Section 10.12. Amendment.................................................   33
 Section 10.13. Sections and Schedules....................................   33
 Section 10.14. Governing Law.............................................   34
 Section 10.15. WAIVER OF JURY TRIAL......................................   34
 Section 10.16. Counterparts..............................................   34
 Section 10.17. No Presumption............................................   34
 Section 10.18. Waiver....................................................   34

DISCLOSURE SCHEDULES
Exhibit 3.04--Financial Statements
Exhibit A--Form of Distribution Agreement
Exhibit B--Form of Lease
Exhibit C--Form of Shared Services Agreement
Exhibit D--Form of Noncompetition Agreement

  ASSET PURCHASE AGREEMENT, dated as of June 30, 2000 between VIACOM INC., a Delaware corporation ("Seller") and COMCAST CORPORATION, a Pennsylvania corporation ("Purchaser").

                             W I T N E S S E T H:

  WHEREAS, Seller owns and operates, either directly or indirectly through one or more of its Subsidiaries, the business unit known as "CBS Cable Sports" which is comprised of each of the HTS Business and the MSC Business (as hereinafter defined);

  WHEREAS, Seller desires to sell, convey, transfer and assign to Purchaser the Acquired Assets (as hereinafter defined), and Purchaser desires to purchase the Acquired Assets and assume the Assumed Liabilities (as hereinafter defined) upon the terms and subject to the conditions set forth herein; and

  WHEREAS, the parties will execute and deliver a Cable Distribution Agreement in the form of Exhibit A attached hereto (the "Distribution Agreement") on the Closing Date (as hereinafter defined).

  NOW, THEREFORE, Purchaser and Seller hereby agree as follows:

                                   ARTICLE 1

                                  Definitions

  Section 1.1. Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

  "Accounting Firm" means (a) an independent certified public accounting firm in the United States of national recognition (other than a firm which then serves as the independent auditor for Seller, Purchaser or any of their respective Affiliates) mutually acceptable to Seller and Purchaser or (b) if Seller and Purchaser are unable to agree upon such a firm, then the regular independent auditors for Seller and Purchaser shall mutually agree upon a third independent certified public accounting firm, in which event, "Accounting Firm" shall mean such third firm.

  "Acquired Assets" means (a) the HTS Partnership Interest, all of the rights of Seller or its Affiliates under the HTS Partnership Agreement and all of the rights of Seller or its Affiliates (other than HTS) under the HTS Service Agreement, and (b) all of the assets, properties and rights of every type and description, real, personal and mixed, tangible and intangible, that are owned, leased or licensed by Seller or its Affiliates and are used primarily or held for use primarily in the conduct of the MSC Business, including the following:

    (i) the goodwill relating to the MSC Business;

    (ii) all rights in respect of real property and leases of, and other interests in, real property to the extent used or held for use in the conduct of the MSC Business, in each case together with all buildings, fixtures, and improvements thereon;

    (iii) all Equipment and other tangible personal property owned, held, or used primarily or held for use primarily in the conduct of the MSC Business;

    (iv) all accounts receivables of the MSC Business;

    (v) all books of account, general, financial, tax (other than Income Tax) and personnel records (other than employee benefit plan records), invoices, supplier lists, correspondence and other documents, records and files (whether in hard copy or computer format) and all computer software and programs and any rights thereto to the extent relating to the MSC Business (provided that, if such material is not primarily part of the MSC Business, Seller will retain such material and permit Purchaser to have reasonable access thereto following Closing);

    (vi) all Intangible Property Rights owned by Seller or any of its Affiliates, or licensed or sublicensed to Seller or any of its Affiliates, and used primarily or held for use primarily in the conduct of the MSC Business;

    (vii) all Actions, claims, rights of recovery and rights of set-off of any kind to the extent relating to the MSC Business (including relevant rights to insurance proceeds and rights under and pursuant to all warranties, representations and guarantees made by suppliers of products, materials or equipment, or components thereof);

    (viii) all sales and promotional literature, customer lists and other sales-related materials of the MSC Business;

    (ix) all prepaid expenses, including but not limited to ad valorem taxes, leases and rentals, to the extent related to the MSC Business;

    (x) all rights under all Contracts and under all commitments, bids and offers to the extent relating to the MSC Business;

    (xi) all municipal, state and federal franchises, permits, licenses, agreements, waivers and authorizations to the extent relating to the MSC Business;

    (xii) all Cash of the MSC Business; and

    (xiii) all of Seller's and its Affiliates' right, title and interest in and to all other assets, rights and claims of every kind and nature used primarily or held for use primarily in the operation of the MSC Business.

  Notwithstanding the foregoing, the Acquired Assets shall not include (i) any Excluded Assets or (ii) any assets that (A) will be used to provide services to the Business pursuant to the Shared Services Agreement and (B) have historically been used by a division of Seller or its Affiliates other than the Business to provide services to the Business.

  "Action" means any claim, action, suit, arbitration, inquiry or proceeding, including any investigation by or before any Governmental Authority.

  "Affiliate" means, with respect to any specified Person, any other Person who or which, directly or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with such specified Person, provided however, that for purposes of this definition, Affiliates of Seller shall be limited to direct and indirect Subsidiaries of Viacom Inc. Prior to the Closing, HTS will be treated as an Affiliate of Seller. After the Closing, HTS will be treated as an Affiliate of Purchaser.

  "Agreement" means this Agreement, including the Disclosure Schedule, all exhibits and schedules hereto, all documents, certificates and instruments delivered pursuant hereto and all amendments hereto made in accordance with
Section 10.12.

  "ARC" means Affiliated Regional Communications, Ltd., a Colorado limited partnership.

  "Business" means the HTS Business and the MSC Business, considered as a single enterprise.

  "Business Day" means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in the City of New York.

  "Cash" means the aggregate of all cash, cash equivalents and bank accounts.

  "Closing Working Capital" means Working Capital as of the close of business on the day immediately preceding the Closing Date, as reflected on the Final WC Statement.

  "Code" means the Internal Revenue Code of 1986, as amended.

  "Contracts" means all contracts, agreements, leases, licenses, sublicenses, commitments, sales and purchase orders and other instruments, including those agreements listed on Section 3.16(a) of the Disclosure Schedule, but excluding any employee benefit plans that are not sponsored by the MSC Business or the HTS Business.

  "Copyrights" means all copyrights and copyright applications used in the operation of or otherwise related to the Business primarily, including those items described on Section 3.17 of the Disclosure Schedule.

  "Control" means, as to any Person, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise. The term "Controlled" shall have a correlative meaning.

  "Disclosure Schedule" means the Disclosure Schedule attached as Schedule
1.01 hereto.

  "Environmental Laws" means any applicable federal, state or local law, rule or regulation relating to the environment, hazardous materials (including asbestos, polychlorinated bipheryls, lead or hydrocarbons), natural resources, or public health and safety.

  "Equipment" means all machinery, equipment, furniture, fixtures, furnishings, tools, parts, vehicles, blank films and tapes and other items of tangible personal property.

  "GAAP" means United States generally accepted accounting principles, consistently applied.

  "Governmental Authority" means any United States federal, state or local or any foreign government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body.

  "Governmental Order" means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

  "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

  "HTS" means Home Team Sports Limited Partnership, a Delaware limited partnership, in which Seller owns a 65.702% general partnership interest and ARC owns a 34.298% limited partnership interest.

  "HTS Assets" means all assets, properties and rights of every type and description, real, personal and mixed, tangible and intangible, in which HTS has any right, title or interest or acquires any right, title or interest.

  "HTS Business" means the regional sports programming business conducted by HTS.

  "HTS Partnership Agreement" means the Limited Partnership Agreement of Home Team Sports Limited Partnership dated as of December 31, 1990 between Seller, as successor in interest to Group W Services, Inc., and ARC.

  "HTS Partnership Interest" means the 65.702% general partnership interest in HTS.

  "HTS Services Agreement" means the Services Agreement dated December 31, 1990 and effective January 1, 1991, by and between Viacom, Inc., as successor to Group W Satellite Communications, a division of Group W Television, Inc., and HTS.

  "Insurance Proceeds" means all rights under policies of the Seller or its Affiliates in effect prior to Closing to insurance proceeds receivable after the Closing in respect of any Assumed Liabilities and all insurance proceeds (to the extent not already expended by Seller to restore or replace the lost or damaged asset, which replacement asset shall be an Acquired Asset) received before or after Closing in respect of any asset that is or would have been an Acquired Asset.

  "Intangible Property Rights" means all patents, copyrights, trademarks, trade names, mask works, servicemarks, service names, technology, know-how, processes, trade secrets, inventions, proprietary data, formulae, research and development data, computer software programs and other intangible property and any registrations or applications for the same.

  "IRS" means the Internal Revenue Service.

  "knowledge of Seller" or "Seller's knowledge" means the actual knowledge of Mark Rosenthal, Bob Bakish, David Zahra, Andrew Siegel, Terry Chili or Jeff Wagner, in the case of HTS; or Mark Rosenthal, Bob Bakish, Steve Woelfel or Andrew Siegel, in the case of the MSC Business, in each case without specific investigation.

  "Law" means any federal, state, local or foreign statute, law, ordinance, regulation, rule, code, order, injunction, decree, other requirement or rule of law.

  "Lease" means that certain lease agreement substantially in the form attached as Exhibit B.

  "Leased Real Property" means any and all real property, leased or licensed by Seller or any Affiliate of Seller used primarily or held for use primarily in the conduct of the Business, and all buildings, improvements and fixtures thereon, together with all strips and gores, rights of way, easements, privileges and appurtenances pertaining thereto, including any right, title and interest of Seller or any Affiliate of Seller in and to any street adjoining any portion of the Leased Real Property.

  "Liabilities" means all liabilities or obligations, with respect to the Business, whether direct or indirect, matured or unmatured or absolute, contingent or otherwise.

  "Lien" means any mortgage, deed or trust, pledge, hypothecation, security interest, encumbrance, claim, lien, lease (including any capitalized lease), charge or other adverse claim of any kind, whether voluntarily incurred or arising by operation of Law or otherwise, affecting any assets or property, including any agreement to give or grant any of the foregoing, any conditional sale, capital lease or other title retention agreement, or the filing of or agreement to give any financing statement with respect to any assets or property under the Uniform Commercial Code of any state or comparable Law of any U.S. jurisdiction.

  "MASN Agreements" means the Agreement Acknowledging Acceptance dated October 8, 1996 among HTS, Westinghouse Electric Corporation, Baltimore Orioles Limited Partnership and TCR Sports Broadcasting Holding L.L.P and Agreement Implementing Exercise of Right of First Refusal dated October 1, 1996 among HTS, Westinghouse Electric Corporation, Washington Capitals L.P. and Washington Bullets L.P., D.C. Arena L.P. and Centre Group Limited Partnership.

  "Material Adverse Effect" means a material adverse effect on the Business or the Acquired Assets, taken as a whole, or on the assets, financial condition or results of operations of the Business taken as a whole; provided, that any material adverse effect arising out of or resulting from an event or series of events or circumstances affecting the sports cable programming industry generally shall not constitute a Material Adverse Effect.

  "MSC Assets" means the assets, properties and rights described in clause (b) of the definition of "Acquired Assets" in this Section 1.01.

  "MSC Business" means the regional sports programming businesses known as "Midwest Sports Channel" and "Midwest Sports Channel Wisconsin" owned and operated by Seller, either directly or indirectly, through one or more of its Subsidiaries.

  "Noncompetition Agreement" means the noncompetition agreement to be entered into by Seller and Purchaser, substantially in the form attached hereto as Exhibit D.

  "Permitted Liens" means the following Liens: (a) Liens for Taxes, assessments or other governmental charges or levies not yet due; (b) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and other Liens imposed by Law and on a basis consistent with past practice for amounts not yet due; (c) Liens (other than any Lien imposed by ERISA) incurred or deposits made in the ordinary course of the

Business and on a basis consistent with past practice in connection with worker's compensation, unemployment insurance or other types of social security; (d) Liens not created by Seller or its Affiliates which affect the underlying fee interest of any Leased Real Property; and (e) Liens incurred in the ordinary course of business (and not for borrowed money) and on a basis consistent with past practice securing liabilities which are not individually or in the aggregate material.

  "Person" means any natural person, general or limited partnership, corporation, limited liability company, firm, association or other legal entity or any Governmental Authority.

  "Related Agreements" means the Distribution Agreement, the Noncompetition Agreement, the Shared Services Agreement and the Lease.

  "Seller's Account" means an account designated from time to time by Seller in a written notice to Purchaser for the payment of amounts due to Seller pursuant to the terms hereof.

  "Shared Services Agreement" means the services agreement to be entered into by Purchaser and Seller, substantially in the form attached hereto as Exhibit C.

  "Subsidiary" of any Person means an Affiliate of such Person that it
Controls.

  "Target Working Capital" means $16,656,098.

  "Tax" or "Taxes" means (i) all income, excise, gross receipts, ad valorem, sales, use, employment, franchise, profits, gains, property, transfer, use, payroll, intangibles or other taxes, fees, stamp taxes, duties, charges, levies or assessments of any kind whatsoever (including, but not limited to, any payment required to be made pursuant to any state abandoned property, escheat or similar law and any withholding on amounts paid to or by any Person), together with any interest and any penalties, additions to tax or additional amounts imposed by any Tax authority with respect thereto or (ii) liability for the payment of any amounts of the type described in (i) as a result of being party to any agreement or any express or implied obligation to indemnify any other Person.

  "Tax Returns" means all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) required to be supplied to a Tax authority relating to Taxes.

  "Trademarks" means all of those trademarks and service marks, registrations and applications used in the operation of or otherwise related to the Business primarily , including those items described in Section 3.17 of the Disclosure Schedule and the goodwill appurtenant thereto.

  "Viacom" means Viacom Inc., a Delaware corporation.

  "Working Capital" means, as of any date of determination, (a) the sum of (i) the following of the MSC Business to the extent included in the Acquired
Assets: (A) Cash, (B) accounts receivable and (C) prepaid sports rights and other current assets (not including deferred income taxes) plus (ii) 65.702% of the following of HTS to the extent owned by HTS at the Closing: (A) Cash,
(B) accounts receivable, and (C) prepaid sports rights and other current assets (not including deferred income taxes) minus (b) the sum of (i) the following of the MSC Business to the extent included in the Assumed
Liabilities: (A) accounts payable, (B) accrued expenses, and (C) all other current liabilities except the current portion of both long term debt and capital lease obligations plus (ii) 65.702% of the following of HTS: (A) accounts payable, (B) accrued expenses and (C) all other current liabilities except the current portion of both long term debt and capital lease obligations, in each case as of such date, calculated in accordance with GAAP; provided that (w) in no event shall any determination of Working Capital reflect liabilities (1) that are obligations of Purchaser pursuant to this Agreement (other than Assumed Liabilities and liabilities of HTS) or (2) that arise from actions taken by Purchaser after the Closing, (x) Working Capital shall include prepaid sports rights and other current assets only to the extent Purchaser or HTS would reasonably expect to realize the benefits thereof within one year of the date of determination, (y) Working Capital will not include Insurance Proceeds that are related to long term assets of the Business and (z) Working Capital shall be adjusted to account for any payments or repayments occurring under Section 5.10 on the Closing Date.

  Section 1.2. Other Defined Terms. The following terms have the meanings defined for such terms in the Sections set forth below:

   Term                               Section
   ----                               --------
   Acquisition Proposal                   5.07
   Allocation                          2.10(a)
   Assumed Liabilities                    2.03
   Business Employees                  6.02(c)
   CCPP                                   6.03
   Closing                                2.05
   Closing Date                           2.05
   Confidentiality Agreement           5.03(a)
   Consideration                       2.10(a)
   Distribution Agreement             Preamble
   Effective Date                      6.02(a)
   EIF                                    6.04
   ERISA                               3.14(b)
   Estimated Closing Working Capital   2.08(a)
   Excluded Assets                        2.02
   Final WC Statement                  2.08(a)
   Financial Statements                   3.06
   GEAC                                7.02(h)
   HTS Business Employee               6.02(b)
   Income Taxes                        2.03(c)
   Indemnified Party                   9.03(a)
   Indemnifying Party                  9.03(a)
   Initial WC Statement                2.08(a)
   Insured Event                       5.08(c)
   Losses                              9.01(a)
   MSC Business Employee               6.02(a)
   Non-Assumed Liabilities                2.04
   Notice of Disagreement              2.08(a)
   PBGC                                3.14(f)
   Permits                                3.11
   Plans                               3.14(b)
   Pre-Closing Tax Period              2.03(c)
   Purchaser                          Preamble
   Purchaser Indemnified Parties       9.02(a)
   Purchaser's Savings Plans              6.04
   Reference Balance Sheets               3.06
   Seller                             Preamble
   Seller Indemnified Parties          9.01(a)
   Seller's Retiree Plan                  6.05
   Specified Sections                  9.02(b)
   Submitted Notice of Disagreement    2.08(a)
   Submitted WC Statement              2.08(a)
   Tag Condition Waiver Notice            7.03
   Transfer Taxes                         2.11
   Transponder Agreement               7.02(h)
   Year End Financial Statements          3.06

  Section 1.3. Terms Generally.

  (a) Words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires, (b) the terms "hereof," "herein," and "herewith" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement and not to any particular provision of this Agreement, and Article, Section, paragraph, Exhibit and Schedule references are to the Articles, Sections, paragraphs, Exhibits and Schedules to this Agreement unless otherwise specified, (c) the word "including" and words of similar import when used in this Agreement means "including, without limitation," unless otherwise specified, and (d) the word "or" shall not be exclusive.

                                   ARTICLE 2

                               Purchase and Sale

  Section 2.1. Purchase and Sale of the Acquired Assets. (a) On the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller shall sell, convey, assign, transfer and deliver, or cause to be sold, conveyed, assigned, transferred and delivered, to Purchaser, and Purchaser shall purchase, acquire and accept, the Acquired Assets, free and clear of all Liens other than, in the case of the MSC Assets, Permitted Liens.

  (b) If an Affiliate of Seller owns any Acquired Assets, Seller shall cause such Affiliate to comply with Seller's obligations under this Agreement as if such Affiliate were Seller with respect to such Acquired Assets. For purposes of Sections 3.01, 3.02 and 3.03, the term "Seller" shall include Seller's Affiliates.

  Section 2.2. Excluded Assets. The following assets ("Excluded Assets") are not included in the Acquired Assets and Seller shall not sell to Purchaser and Purchaser shall not purchase from Seller: (a) any and all Actions related to Excluded Assets or Non-Assumed Liabilities including Actions for refunds of Income Taxes with respect to periods ending on or prior to the Closing Date, any net operating loss carry forwards of Seller or its Affiliates and all Tax Returns of the Business for periods ending on or prior to the Closing Date;
(b) all contracts of insurance entered into by Seller with respect to the conduct of the MSC Business; provided that Insurance Proceeds will be an Acquired Asset; (c) all intercompany receivables or amounts due from Affiliates; and (d) the rights of Seller under this Agreement or transactions contemplated hereby.

  Section 2.3. Assumption of Assumed Liabilities. Subject to the terms and conditions of this Agreement including Sections 2.04, 2.09 and 9.02, at the Closing, Purchaser shall assume, and agree to pay, perform and discharge when due the following liabilities of Seller ("Assumed Liabilities"): (a) all obligations and liabilities of Seller as operator of the MSC Business under the Contracts arising from and accruing with respect to the conduct of the MSC Business in accordance with the terms thereof, except those Contracts, if any, included in the Excluded Assets; (b) all obligations and liabilities of Seller under the HTS Partnership Agreement or as General Partner of HTS; and (c) all other liabilities and obligations of and claims against the MSC Business resulting directly from the conduct of the MSC Business (whether incurred prior to or after the Closing Date), including Taxes other than Taxes based upon or measured by net income ("Income Taxes") and attributable to any Tax period or portion thereof ending on or before the close of business on the Closing Date (a "Pre-Closing Tax Period").

  Section 2.4. Non-Assumed Liabilities. Anything in this Agreement to the contrary notwithstanding, Purchaser shall not assume or be bound by or be obligated or responsible for any obligations or liabilities of any kind or nature relating to the Business, other than the Assumed Liabilities (the "Non-Assumed Liabilities"). Without limiting the foregoing, all of the following shall be considered Non-Assumed Liabilities for the purposes of this
Agreement: (a) (i) with respect to the MSC Business, any liability or obligation under any employee benefit plans or arrangements sponsored, maintained or contributed to by Seller or any of its Affiliates (except such plans and arrangements sponsored by the MSC Business), including the Plans and
(ii) retention or other bonuses payable as a result of the transactions contemplated by this Agreement; (b) any intercompany payables or amounts owed to Affiliates; (c) any Liabilities in respect of the Excluded Assets; and (d) any Income Taxes relating to a Pre-Closing Tax Period.

  Section 2.5. Closing. Subject to the terms and conditions of this Agreement, the sale and purchase of the Acquired Assets, and the assumption of the Assumed Liabilities, contemplated hereby shall take place at a closing (the "Closing") to be held at 10:00 A.M. (New York City time) on the second Business Day following the satisfaction or waiver of the conditions to the obligations of the parties set forth in Article 7 (other than those conditions that (i) by their nature are to be satisfied at Closing and (ii) will be satisfied at Closing), at the offices of Seller, 1515 Broadway, New York, New York, or at such other time or on such other date or at such other place as Seller and Purchaser may mutually agree upon in writing (the day on which the Closing takes place being the "Closing Date").

  Section 2.6. Closing Deliveries by Seller. At the Closing, Seller shall deliver or cause to be delivered to Purchaser:

  (a) either (i) payment of an amount equal to the excess, if any, of the Target Working Capital over the Estimated Closing Working Capital, by wire transfer in immediately available funds to an account designated by Purchaser in a written notice to Seller, or (ii) a receipt for payment by Purchaser of any amount payable under Section 2.07(a);

  (b) the certificates and other documents required to be delivered pursuant to Section 7.02;

  (c) bills of sale, titles, consents and instruments of conveyance and assignment, in form reasonably satisfactory to Seller and Purchaser, to evidence the transfer to Purchaser of the Acquired Assets in accordance herewith; and

  (d) the executed Related Agreements.
  Section 2.7. Closing Deliveries by Purchaser. At the Closing, Purchaser shall deliver to Seller:

  (a) either (i) payment of an amount equal to the excess, if any, of the Estimated Closing Working Capital over the Target Working Capital, by wire transfer in immediately available funds to Seller's Account, or (ii) a receipt for payment by Seller of any amount payable under Section 2.06(a);

  (b) the certificates and other documents required to be delivered pursuant to Section 7.01;

  (c) an assumption agreement and any other instruments of assumption, in form reasonably satisfactory to Seller and Purchaser, to evidence the transfer and assumption by Purchaser of the Assumed Liabilities in accordance herewith; and

  (d) the executed Related Agreements.

  All deliveries under Sections 2.06 and 2.07 shall occur simultaneously.

  Section 2.8. Purchase Price Adjustment. (a) No less than two Business Days prior to the Closing Date, Seller shall deliver a notice to Purchaser which sets forth Seller's good faith estimate of Working Capital as of the close of business on the day immediately preceding the Closing Date (the "Estimated Closing Working Capital"). Such notice shall be accompanied by appropriate information supporting the Estimated Closing Working Capital. Within 60 days after the Closing Date, Purchaser shall prepare and deliver to Seller a statement setting forth Working Capital as of the close of business on the day immediately preceding the Closing Date (the "Initial WC Statement"). During the 30 days immediately following Seller's receipt of the Initial
WC Statement, Seller will be permitted to review Purchaser's and its auditors' working papers, if any, relating to the Initial WC Statement, all of Purchaser's books and records with respect thereto and such other books and records of Purchaser as Seller may reasonably request in connection with such review and shall be provided with reasonable access to individuals involved in preparing or reviewing the Initial WC Statement. The Initial WC Statement shall become final and binding upon the parties (and shall thereupon become the Final WC Statement) on the 31st day following receipt thereof by Seller, unless Seller shall provide a written notice (the "Notice of Disagreement") of its disagreement with the Initial WC Statement to Purchaser prior to such date. Any Notice of Disagreement shall specify in reasonable detail the nature of any disagreement so asserted. If a timely Notice of Disagreement is received by Purchaser, then the Initial WC Statement (as revised in accordance with clause (x) or (y) below) shall become final and binding upon the parties, and shall thereupon become the "Final WC Statement", on the earlier of (x) the date on which the parties hereto resolve in writing any differences they have with respect to any matter specified in the Notice of Disagreement, and agree upon a Final WC Statement, or (y) the date on which the Accounting Firm finally resolves in writing any matters with respect to the Initial WC Statement that are properly in dispute by providing each of the parties hereto with a Final WC Statement. During the 30 days immediately following the delivery of a Notice of Disagreement, Seller and Purchaser shall seek in good faith to resolve in writing (and thereby agree on a Final WC Statement) any differences which they may have with respect to any matter specified in the Notice of Disagreement. During such period, Purchaser shall have access to the working papers of Seller and its auditors, if any, prepared in connection with Seller's preparation of the Notice of Disagreement and Purchaser shall be provided with reasonable access to individuals involved in preparing or reviewing the Notice of Disagreement. At the end of such 30-day period, Seller and Purchaser shall submit to the Accounting Firm for review and resolution any and all matters which remain in dispute and which were properly included in the Notice of Disagreement (the Initial WC Statement, as it may be modified by Purchaser prior to submission to the Accounting Firm, being the "Submitted WC Statement", and the Notice of Disagreement, as it may be modified by Seller prior to submission to the Accounting Firm, being the "Submitted Notice of Disagreement"), and, within 30 days of its receipt of the Submitted WC Statement and the Submitted Notice of Disagreement, the Accounting Firm shall make a final determination, binding on the parties hereto, of Working Capital as of the close of business on the day immediately preceding the Closing Date. The Accounting Firm's determination as to any given matter in dispute shall be within the range for such matter set forth in the Submitted WC Statement, on the one hand, and the Submitted Notice of Disagreement, on the other hand. Purchaser and Seller shall share equally the cost of the Accounting Firm's review and determination.

  (b) (i) If Closing Working Capital exceeds Estimated Closing Working Capital, then Purchaser shall pay to Seller an amount equal to such excess or
(ii) if Estimated Closing Working Capital exceeds Closing Working Capital, then Seller shall pay to Purchaser an amount equal to such excess, in either case within three Business Days after the Final WC Statement becomes final and binding on the parties hereto, together with interest thereon from the Closing Date to the date of payment at the rate of interest publicly announced by Citibank, N.A. in New York, New York from time to time as its base rate. If Closing Working Capital is equal to Estimated Closing Working Capital, then neither Purchaser nor Seller shall owe any amount to the other party pursuant to this Section 2.08.

  (c) Purchaser agrees that following the Closing through the date that payment, if any, is made pursuant to Section 2.08(b), it will not take any actions with respect to any accounting books, records, policy or procedure on which the Initial WC Statement is to be based that would make it impossible or impracticable to calculate Working Capital in the manner and utilizing the methods required hereby.

  Section 2.9. Payments and Computations. Each party shall make each payment due to the other party hereunder as soon as practicable on the day when due in U.S. dollars, in the case of payments to Seller at Seller's Account or as otherwise directed by Seller, and in the case of payments to Purchaser as directed by Purchaser in writing, by wire transfer in immediately available funds. All computations of interest shall be made by the party entitled to receive payment on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest is payable. Whenever any payment hereunder shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest.

  Section 2.10. Allocation of Consideration. (a) Seller and Purchaser shall endeavor to agree after the Closing Date on an allocation of the consideration received by Seller in respect of the Acquired Assets under Section 1001(b) of the Code (the "Consideration") among the Acquired Assets in the manner required by Section 1060 of the Code and the Treasury regulations thereunder (the "Allocation"). Seller and Purchaser agree to file all Tax Returns and related forms (including without limitation Form 8594) in accordance with the Allocation and shall not make any inconsistent written statement or take any inconsistent position on any Tax

Return, in any refund claim, or during the course of any Internal Revenue Service or other Tax audit. Each party shall deliver to the other party a copy of its Form 8594 relating to this transaction not later than 30 days prior to the filing of their respective Forms 8594 and shall notify the other party if it receives notice that the Internal Revenue Service proposes any adjustment to the Allocation. Notwithstanding the foregoing provisions of this Section 2.10, if Seller and Purchaser are unable to agree on an allocation of the Consideration within 30 days following the Closing Date, each shall be permitted to allocate the Consideration among the Acquired Assets, and to take any related actions and positions, as it deems appropriate.

  (b) If the parties agree on an allocation of the Consideration and if an adjustment is made pursuant to Section 2.08, the Allocation shall be adjusted in accordance with Section 1060 of the Code and as mutually agreed by Purchaser and Seller. Purchaser and Seller agree to file any additional information return required to be filed pursuant to Section 1060 of the Code and to treat the Allocation as adjusted in the manner described in Section 2.10(a).

  Section 2.11. Transfer Taxes. All sales, use, transfer, recording, and other similar taxes and fees, including, without limitation, all bulk sales taxes ("Transfer Taxes"), arising out of or in connection with the transactions effected pursuant to this Agreement shall be borne equally by Seller and Purchaser. The party which has primary responsibility under applicable law for the payment of any particular Transfer Tax shall prepare and file the relevant Tax Return and notify the other party in writing of the Transfer Taxes shown on such Tax Return. The other party shall pay the first party an amount equal to one-half of such Transfer Taxes in immediately available funds within five days of receipt of such notice and the first party shall promptly remit the Transfer Taxes to the proper Tax authority.

  Section 2.12. Value of Distribution Agreement. The parties will, between the date hereof and Closing, agree in good faith on the value of the Lease, the Shared Services Agreement and the Distribution Agreement attributable to Purchaser's purchase of the Acquired Assets hereunder, provided that such value shall in no event be less than $150,000,000 or more than $160,000,000.

                                   ARTICLE 3

                   Representations and Warranties of Seller

  Seller represents and warrants to Purchaser as follows as of the date hereof and as of the Closing Date; provided that each of the following representations and warranties (other than Section 3.12(g)) is subject to the rights of ARC under the express terms of the HTS Partnership Agreement:

  Section 3.1. Incorporation and Authority of Seller. (a) Seller is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware and has all necessary corporate power and authority to enter into this Agreement and the Related Agreements, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Related Agreements by Seller, the performance by Seller of its obligations hereunder and thereunder and the consummation by Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Seller.

  (b) This Agreement has been, and when executed and delivered by Seller the Related Agreements will be, duly executed and delivered by Seller and (assuming due authorization, execution and delivery by Purchaser) constitute the legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their terms, subject, as to enforceability, to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or similar Laws affecting creditors' rights generally and to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at Law) and to principles limiting the enforceability of restrictions on competition.

  Section 3.2. No Conflict. Assuming all consents, approvals, authorizations and other actions described in Section 3.03 have been obtained and all filings and notifications listed in Section 3.03 of the Disclosure

Schedule have been made, and except as described in Section 3.02 of the Disclosure Schedule, the execution, delivery and performance of this Agreement and the Related Agreements by Seller do not and will not (a) violate or conflict with the Certificate of Incorporation or By-laws (or comparable organization instruments) of Seller or the HTS Partnership Agreement, (b) conflict with or violate in any material respect any Law or Governmental Order applicable to Seller or any of its Affiliates, the Acquired Assets or the HTS Assets, or (c) except to the extent arising from the unique character of Purchaser, result in any breach of, or constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, or give to any Person any rights of termination, amendment, acceleration or cancellation of, or any other rights under, or result in the creation of any Lien on any of the Acquired Assets or HTS Assets (other than, with respect to the MSC Assets or the HTS Assets, any Permitted Lien) pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument to which Seller or any of its Affiliates is a party or by which the Acquired Assets or the HTS Assets are bound or affected, or any Law or Governmental Order, except as would not, individually or in the aggregate, have a Material Adverse Effect or prohibit or materially delay Seller from consummating the purchase and sale of the Acquired Assets as contemplated hereby.

  Section 3.3. Consents and Approvals. The execution and delivery of this Agreement and the Related Agreements by Seller does not, and the performance of this Agreement and the Related Agreements by Seller will not, require any consent, approval, authorization or other action by, or filing with or notification to, any Governmental Authority or other Person except (i) as described in Section 3.03 of the Disclosure Schedule, (ii) for compliance with any applicable requirements of the HSR Act, and (iii) where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not, individually or in the aggregate, prohibit or materially delay Seller from consummating the purchase and sale of the Acquired Assets as contemplated hereby or have or reasonably be expected to have a Material Adverse Effect.

  Section 3.4. Partnership Existence and Power. HTS is a limited partnership duly formed, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all partnership powers required to carry on its business as now conducted. HTS is duly qualified to do business and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect.

  Section 3.5. Subsidiaries. HTS does not have and has never had any Subsidiaries.

  Section 3.6. Financial Information. The audited balance sheets relating to each of HTS and the MSC Business as at December 31, 1999 and the related audited statements of income of each for the fiscal year then ended (collectively, the "Year-End Financial Statements"), and the unaudited balance sheets relating to each of HTS and the MSC Business as at March 31, 2000 (the "Reference Balance Sheets") and the related unaudited statements of income of each for the quarter then ended (together with the Reference Balance Sheets and the Year-End Financial Statements, the "Financial Statements"), all of which are included in Exhibit 3.06 hereto, fairly present, in all material respects, the financial condition and results of operations of each of HTS and the MSC Business at such dates and for the periods covered thereby, were prepared on a basis consistent with the past practices of Seller related to the Business and, except as disclosed in Section 3.06 of the Disclosure Schedule, were prepared in accordance with GAAP, subject in the case of the Reference Balance Sheets, to the lack of footnotes and immaterial audit adjustments.

  Section 3.7. Absence of Undisclosed Liabilities. (a) As of the Closing Date, there shall be no Liability of the Business except Liabilities (i) disclosed in Section 3.07 of the Disclosure Schedule, (ii) as, and to the extent, reflected or reserved against in the Reference Balance Sheets, or (iii) which would not individually or in the aggregate have a Material Adverse Effect.

  (b) Neither HTS nor the Business has any long-term debt or capital lease obligations that are required to be included on a balance sheet in accordance with GAAP except as and to the extent set forth in the Reference Balance Sheets. For this purpose, "long-term debt" and "capital lease obligations" shall mean, in each case, the aggregate of the long term portion thereof and the current portion thereof.

  Section 3.8. Absence of Certain Changes or Events. (a) Since the date of the Reference Balance Sheets, except as disclosed in Section 3.08 of the Disclosure Schedule or except as expressly provided in this Agreement, the Business has been conducted in the ordinary course and consistent with past practice.

  (b) Since the date of the Reference Balance Sheets and, except as set forth in Section 3.08 of the Disclosure Schedule or as contemplated by this Agreement, there has not been with respect to the Business or HTS:

    (i) any event, occurrence, development or state of circumstances or facts which, individually or in the aggregate has had or would have a Material Adverse Effect;

    (ii) the creation of any Lien on the Acquired Assets or the HTS Assets (other than, with respect to the MSC Assets or HTS Assets, Permitted Liens);

    (iii) except as may be required by Law;

      (A) any establishment or increase in the compensation payable or to become payable to the officers or employees of the Business other than
    (1) in the ordinary course of business consistent with past practice; provided that no such increase shall have, with respect to any employee, increased such employee's compensation by more than 10% per annum and that the total of such increases shall not have exceed 5% per annum or (2) as provided in any employment agreement set forth in
    Section 3.16(a) of the Disclosure Schedule;

      (B) any establishment or increase in any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including any grant of any stock options, stock appreciation rights, performance awards, or restricted stock awards), stock purchase or other employee benefit plans, except for changes made by Seller or any Affiliate to any employee benefit plan which affects all of the employees of Seller or its Affiliates covered by such plans;

    (iv) any sales, assignments, transfers, leases or other dispositions or agreements to sell, assign, transfer, lease or otherwise dispose of Acquired Assets or HTS Assets having individually or in the aggregate a replacement value exceeding $100,000;

    (v) with respect to the Business, (A) any acquisition (by merger, consolidation, acquisition of stock or assets or otherwise) of any corporation, partnership or other business organization or division thereof or interest therein, (B) any incurrence of any indebtedness for borrowed money (other than to Seller on arm's-length terms consistent with past practices) or issuance of any debt securities or assumption, grant, guarantee or endorsement, or other accommodation or arrangement making the Business responsible for, the obligations of any Person or any distributions of assets (other than cash) or any loans or advances;

    (vi) any change in any method of accounting or accounting practice used by Seller in connection with the Business; or

    (vii) any distribution by HTS of assets other than Cash.

  Section 3.9. Absence of Litigation. Except as set forth in Section 3.09 of the Disclosure Schedule, (a) there are no Actions pending, or to Seller's knowledge threatened, against Seller or any of its Affiliates related to the Business or HTS, or to which any of the Acquired Assets or HTS Assets are or may be subject, that, individually or in the aggregate, would have a Material Adverse Effect and (b) there are no Actions pending as of the date hereof against Seller or any of its Affiliates related to the Business or HTS, or to which any of the Acquired Assets or HTS Assets are or may be subject, which in any manner challenge or seek to prevent, enjoin, alter or materially delay the transactions contemplated hereby.

  Section 3.10. Compliance with Laws. Except as set forth in Section 3.10 of the Disclosure Schedule, neither Seller nor any of its Affiliates is or in the past three years has been in violation of, and to the knowledge of Seller none of Seller or its Affiliates is under investigation with respect to or has been threatened to be charged with or given notice of any violation of, any Law or Governmental Order in connection with HTS, the Business or any Acquired Asset or HTS Asset, or by which any of them is bound with such exceptions as, individually or in the aggregate, would not have a Material Adverse Effect. No Governmental Orders have been issued against Seller or any of its Affiliates in connection with HTS or the Business or in respect of any of the HTS Assets or the Acquired Assets with such exceptions as, individually or in the aggregate, would not have a Material Adverse Effect.

  Section 3.11. Licenses and Permits. Section 3.11 of the Disclosure Schedule correctly describes each material license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, HTS or the Business (the "Permits") together with the name of the government agency or entity issuing such Permit. Except as set forth in Section 3.11 of the Disclosure Schedule, (i) the Permits are valid and in full force and effect and (ii) neither Seller nor any of its Affiliates is in material default, and no condition exists that with notice or lapse of time or both would constitute a material default, under any of the Permits. Except for the Permits, no governmental qualifications, registrations, filings, privileges, franchises, licenses, permits, approvals or authorizations are required to operate the Business in substantially the same manner as the Business is being operated as of the date hereof, other than those that the failure to hold or obtain would not, individually or in the aggregate, have a Material Adverse Effect.

  Section 3.12. Assets and Partnership Interest. (a) The MSC Assets and the HTS Assets, together with the property leased under the Lease and the services provided under the Shared Services Agreement, include all of the assets, properties and rights of every type and description, real, personal and mixed, tangible and intangible, that are used primarily or held for use primarily in the operation of the Business as of the date hereof. The MSC Assets and the HTS Assets, together with the property leased under the Lease and the services provided under the Shared Services Agreement, are, and the ownership interest therein conveyed to Purchaser or owned by HTS at Closing will be, adequate to conduct the Business as currently conducted. All of the tangible MSC Assets and HTS Assets material to the operation of the Business are (i) set forth in
Section 3.12(a) of the Disclosure Schedule and (ii) in good operating condition and repair, subject to normal wear and maintenance, except to the extent the failure to be in such condition or repair would not individually or in the aggregate have a Material Adverse Effect.

  (b) The Seller holds, and at the Closing will transfer, or arrange to be transferred, to Purchaser, good and valid title to all of the MSC Assets (other than the Leased Real Property as to which it will transfer to Purchaser a valid leasehold interest therein), free and clear of any and all Liens, except (i) as disclosed in Section 3.12(b) of the Disclosure Schedule and (ii) for Permitted Liens.

  (c) HTS has good and valid title to all property and assets used primarily or held for use primarily in the conduct of the HTS Business, free and clear of all Liens, except (i) as disclosed in Section 3.12(c) of the Disclosure Schedule and (iiA for Permitted Liens.

  (d) The HTS Partnership Interest consists of a 65.702% general partnership interest in HTS. The HTS Partnership Interest and the 34.298% limited partnership interest of ARC constitute all the authorized, issued and outstanding partnership interests in HTS. The HTS Partnership Interest has been duly authorized and validly issued and is fully paid and nonassessable (except for Seller's liability under applicable law as general partner of HTS) and was not issued in violation of any pre-emptive rights. Except as described in Section 3.12(d) of the Disclosure Schedule, there are no options, warrants or rights of conversion or other rights, agreements, arrangements or commitments relating to partnership interests or other equity interests in HTS and there are no outstanding obligations of Seller or any of its Affiliates to issue, sell, purchase, redeem or otherwise acquire any partnership interests in HTS (except as set forth in the HTS Partnership Agreement). Seller owns the HTS Partnership Interest free and clear of all Liens except for Permitted Liens specified in clause (a) of the definition of Permitted Liens, any Liens arising under this Agreement and Liens under the HTS Partnership Agreement. Except as set forth in the HTS Partnership Agreement, there are no voting trusts, stockholder agreements, proxies or other agreements in effect with respect to the voting or transfer of the HTS Partnership Interest. Seller is the sole general partner in HTS. The Caps and Bullets Agreement (as defined in the HTS Partnership Agreement) and the Orioles Agreement (as defined in the HTS Partnership Agreement) have terminated and no Person has any rights or obligations thereunder. Seller will have no right to receive any distribution from HTS as a result of any withdrawal or deemed withdrawal of Seller from HTS as a result of the transactions contemplated hereby; provided that the foregoing clause is not intended to limit Section 5.10.

  (e) As of the Closing, the MSC Business transferred to Purchaser will not operate through any Subsidiaries or joint ventures of such MSC Business.

  (f) HTS has no assets or liabilities, is party to no Contracts and is not engaged in any transactions, except in each case for those related to the HTS Business.

  (g) Except as set forth in Section 3.12(g) of the Disclosure Schedule, to Seller's knowledge, as of the date hereof, Seller does not have in its possession and is not aware of any material facts or information regarding the interpretation of any material provisions of the HTS Partnership Agreement other than the HTS Partnership Agreement itself. Prior to the date hereof, Seller has delivered to Purchaser a true and complete copy of the HTS Partnership Agreement as currently in effect.

  (h) At Closing, Seller will transfer to Purchaser good and valid title to the HTS Partnership Interest free and clear of all Liens except as set forth on Section 3.12(h) of the Disclosure Schedule.

  Section 3.13. Real Property. Each parcel of Leased Real Property set forth in Section 3.13 of the Disclosure Schedule is, and at the Closing will be, held pursuant to a valid leasehold estate, free and clear of all Liens, except
(i) as disclosed in Section 3.13 of the Disclosure Schedule and (ii) for Permitted Liens. Neither Seller nor any of its Affiliates currently owns, and in the past three years has not owned, any real property used primarily in the conduct of the Business.

  Section 3.14. Employee Benefit Matters. (a) Except as set forth in Section 3.14(a) of the Disclosure Schedule, (i) there have been no union organizing efforts with respect to the Business conducted within the last three years and, to Seller's Knowledge, there are none now being conducted; (ii) during the three years prior to the date of this Agreement there has not been, nor, to Seller's knowledge, is there now threatened, a strike, work stoppage, work slowdown or other material labor dispute with respect to, or affecting, the Business; and (iii) no Business Employee is represented by any union or other labor organization. Seller has provided Purchaser with copies of any collective bargaining agreement or other agreement with any union or other labor organization representing any Business Employee.

  (b) Section 3.14(b) of the Disclosure Schedule sets forth a true, correct and complete list of (i) all of the employee benefit plans, arrangements or policies subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), including, without limitations, any retirement, pension, deferred compensation, profit sharing, savings, health, dental, hearing, vision, drug, life insurance, cafeteria, flexible spending, dependent care, vacation pay, employee loan, educational assistance plan, policy or arrangement, (ii) any stock option, or equity-based compensation plan, and
(iii) any employment, indemnification, consulting or severance agreement, in each case, maintained or contributed to by Seller or any of its Affiliates for any employee of HTS who is currently or was formerly employed primarily in connection with the HTS Business or any employee of Seller or any of its Affiliates who is currently employed primarily in connection with the MSC Business (collectively, the "Plans"). Neither Seller nor any of its Affiliates (other than HTS) has any employees who are employed primarily in connection with the HTS Business.

  (c) Seller has made available to Purchaser a complete and current copy of each Plan document and the most recent summary plan description for any Plan, and any employee handbook applicable to Business Employees.

  (d) Except as set forth on Section 3.14(d) and with such exceptions as would not, in the aggregate, have a Material Adverse Effect:

    (i) Each Plan has been established and administered in accordance with the terms of such Plan and all applicable Laws.

    (ii) Each Plan intended to be tax-qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS as to its tax-qualified status under the Code and, to Seller's knowledge, nothing has occurred since the date of such favorable determination letter which would adversely affect the validity of such letter.

    (iii) With respect to any Business Employee, no actions, suits, claims or proceedings (other than routine claims for benefits) relating to any Plan are pending or, to Seller's knowledge, threatened, and no facts or circumstances exist which could be reasonably expected to give rise to any such actions, suits, claims or proceedings.

    (iv) No Plan is currently under governmental investigation or audit and to Seller's knowledge, no such investigation or audit is contemplated or under consideration.

  (e) No event has occurred and no condition exists with respect to any Plan that could be reasonably expected to subject Purchaser to any material tax, fine, penalty or other liability for a "prohibited transaction" under Section 4975 of the Code and Section 406 of ERISA.

  (f) With respect to any Plan which is subject to Title IV of ERISA: (i) no liability to the Pension Benefit Guaranty Corporation ("PBGC") has been incurred (other than for premiums not yet due); (ii) no notice of intent to terminate any such Plan in a "distress termination" under Section 4041 of ERISA has been filed with the PBGC or distributed to participants; (iii) no proceedings to terminate any such Plan have been instituted by the PBGC; (iv) no "accumulated funding deficiency", within the meaning of Section 412 of the Code or Section 302 of ERISA, whether or not waived, exists; and (v) no lien has arisen or is expected to arise under Section 412 of the Code or Section 302 of ERISA on the Acquired Assets or the HTS Assets.

  (g) No Plan is a "multiemployer plan" within the meaning of Section 3(37)(A) of ERISA.

  (h) No current employees of Seller employed primarily in connection with the Business are absent due to salary continuation, workers compensation, military leave, short-term or long-term disability leave, or authorized or unauthorized leave of absence.

  Section 3.15. Taxes. Except as set forth in Section 3.15 of the Disclosure Schedule, (a) Seller and its Affiliates have timely filed or been included in, or will timely file or be included in, all material Tax Returns required to be filed by them or in which they are to be included with respect to Taxes related to the Business for any period ending on or before the Closing Date,
(b) all material Taxes which are due with respect to the Business have been paid except to the extent such Taxes are being contested in good faith (and for which adequate accruals or reserves have been established on the Reference Balance Sheets), (ci Seller and its Affiliates have established, in accordance with generally accepted accounting principles applied on a basis consistent with that of preceding periods, adequate reserves for the payment of, and will timely pay, all Taxes which arise from or with respect to the Acquired Assets, the HTS Assets or the operation of the Business and are incurred in or attributable to the Pre-Closing Tax Period, the non-payment of which would result in a Lien on any Acquired Asset or HTS Asset, would otherwise adversely affect the Business or would result in Purchaser or any of its Affiliates becoming liable therefor, (d) no deficiency for any material amount of Tax with respect to the Business has been asserted or assessed by a Tax authority against Seller or any of its Affiliates, (e) there are no judicial proceedings with respect to material Taxes related to the Business due from Seller or any of its Affiliates; (f) there is no contract, agreement, plan or arrangement covering any Person that, individually or collectively, could give rise to the payment of any amount that would not be deductible by Seller or any of its Affiliates with respect to the Business by reason of Section 280G of the Code;
(g) HTS is, and has been since the date of its formation, a partnership for federal income Tax purposes and (h) HTS has made an election under Section 754 of the Code.

  Section 3.16. Contracts. (a) of the Disclosure Schedule lists the following Contracts to which Seller or any of its Affiliates is a party or is otherwise bound and which relate primarily to the Business or which are otherwise Acquired Assets:

    (i) any transponder, signal transport or other similar agreement;

    (ii) any such Contract involving expenditures (capital or otherwise), purchases or sales involving $100,000 or more per year or $500,000 or more in any one case;

    (iii) any such Contract relating to indebtedness for borrowed money or the deferred purchase price of property (in either case, whether incurred, assumed, guaranteed or secured by any asset) or a capital lease obligation;

    (iv) any Contract between HTS and the Seller or any of its Affiliates, and any Contract relating to the MSC Business between Seller and any of its Affiliates or between two or more of any such Affiliates or otherwise between the MSC Business and Seller or any of its Affiliates;

    (v) any such Contract containing any non-compete or exclusivity provision or covenant;

    (vi) any such Contract that creates or obligates Seller or its Affiliates to participate in any joint venture, limited liability company, shareholders arrangement or other similar arrangement;

    (vii) any such Contract relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise);

    (viii) any agreement for a pending transaction to sell, assign, transfer, lease or otherwise dispose of any HTS Assets or MSC Assets having, individually or in the aggregate, a replacement value exceeding $100,000;

    (ix) any option, license, franchise or similar agreement involving rights or obligations with a value in excess of $100,000;

    (x) any such Contract granting sports programming or distribution rights;

    (xi) any affiliation, carriage, syndication or other similar agreement relating to 25,000 or more subscribers or that would affect most favored nations rights in one or more Contracts relating, individually or in the aggregate, to 25,000 or more subscribers;

    (xii) any agency, dealer, sales representative, marketing, advertising or other similar agreement involving rights or obligations with a value in excess of $100,000;

    (xiii) any agreements with Fox Sports Network or any of its Affiliates;

    (xiv) any employment agreement;

    (xv) any lease of real property or material personal property; and

    (xvi) any other legally binding Contract not of the type covered by any of the other items of this Section 3.16(a) which is not in the ordinary course of business or which is material to the Business.

  (a) Seller has heretofore provided to Purchaser a copy of each Contract set forth in Section 3.16 of the Disclosure Schedule. Except as set forth in
Section 3.16(b) of the Disclosure Schedule, each of (i) the Contracts relating to the Business, (ii) the HTS Partnership Agreement and (iii) the HTS Services Agreement is a valid and binding agreement of Seller or one of its Affiliates and the counterparty thereto and in full force and effect and enforceable in accordance with its terms subject, as to enforceability, to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or similar Laws affecting creditors' rights generally and to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at Law) and subject to such other exceptions in the case of the Contracts other than the HTS Partnership Agreement and the MASN Agreements as, individually or in the aggregate, would not have a Material Adverse Effect and subject to such exceptions as arise from the unique character of Purchaser. Neither Seller nor any of its Affiliates nor, to Seller's knowledge, any other party thereto is in breach or default in the performance of any obligation under (i) any such Contract relating to the Business, (ii) the HTS Partnership Agreement or (iii) the HTS Services Agreement and no event has occurred or has failed to occur whereby, with or without the giving of notice or the lapse of time or both, a default or breach will be deemed to have occurred thereunder, subject to such exceptions in the case of the Contracts other than the HTS Partnership Agreement and the MASN Agreements as, individually or in the aggregate, would not have a Material Adverse Effect. Neither of the MASN Agreements conflicts with any rights of Mid Atlantic Sports Network, LLC or any of its Affiliates.

  (b) Except for the Lease and the Shared Services Agreement, and except as set forth in Section 3.16(c) of the Disclosure Schedule, immediately after the Closing, neither HTS nor the MSC Business will be a party to any Contract with Seller or any of its Affiliates.

  Section 3.17. Copyrights and Trademarks. (a) Section 3.17 of the Disclosure Schedule contains a list of all material Copyrights and Trademarks specifying as to each, as applicable: (i) the nature of such Copyright and Trademark,
(ii) the owner of such Copyright and Trademark, and (iii) the applicable registration or application numbers. No Copyright or Trademark is subject to any outstanding judgment, injunction, order, decree or agreement restricting the use thereof with respect to the Business or restricting the licensing thereof to any Person, except for any judgments, injunctions, orders, decrees or agreements which would not, individually or in the aggregate, have a Material Adverse Effect. The Business has not infringed, misappropriated or violated any Intangible Property Rights or other proprietary rights of any third party subject to such exceptions as, individually or in the aggregate, would not have a Material Adverse Effect.

  Section 3.18. Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller.

  Section 3.19. Environmental Compliance. Except as set forth in Section 3.19 of the Disclosure Schedule or as would not result in a Material Adverse Effect, (i) Seller and its Affiliates are and have been in compliance with all Environmental Laws with respect to the Business and (ii) there are no judicial, administrative or third party actions, proceedings or investigations pending or threatened against Seller or any of its Affiliates with respect to the Business or any real property leased by Seller or any of its Affiliates alleging the violation of or seeking to impose liability pursuant to any Environmental Law.

  Section 3.20. Insurance Coverage. Seller has in place effective insurance policies and fidelity bonds covering the Business. Such policies and bonds are of the type and in amounts customarily carried by Persons conducting businesses similar to the Business as a business unit of a larger organization comparable in size to Seller and its Subsidiaries taken as a whole. Seller does not know of any threatened termination of, premium increase with respect to, or material alteration of coverage under, any of such policies or bonds. Except as disclosed in Section 3.20 of the Disclosure Schedule, after the Closing the Business shall continue to have coverage under such policies and bonds with respect to events occurring prior to the Closing as if the Closing had not occurred.

  Section 3.21. Receivables. All accounts, notes receivable and other receivables included in the Closing Working Capital will have arisen in the ordinary course of business.

  Section 3.22. Affiliated Party Transactions. Since December 31, 1999, the Business has not engaged in any transaction with Seller or any of its Affiliates, except as set forth in Section 3.22 of the Disclosure Schedule and for the matters covered by the Shared Services Agreement and the Lease.

  Section 3.23. Exclusivity of Representations. THE REPRESENTATIONS AND WARRANTIES MADE BY SELLER IN THIS AGREEMENT ARE IN LIEU OF AND ARE EXCLUSIVE OF ALL OTHER REPRESENTATIONS AND WARRANTIES, INCLUDING ANY IMPLIED WARRANTIES. SELLER

HEREBY DISCLAIMS ANY SUCH OTHER OR IMPLIED REPRESENTATIONS OR WARRANTIES, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO PURCHASER OR ITS OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING, WITHOUT LIMITATION, ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA).

                                   ARTICLE 4

                  Representations and Warranties of Purchaser

  Purchaser represents and warrants to Seller as follows as of the date hereof and as of the Closing Date:

  Section 4.1. Incorporation and Authority of Purchaser. Purchaser is a corporation duly incorporated, validly existing and in good standing under the Laws of its jurisdiction of incorporation or organization and has all necessary corporate power and authority to enter into this Agreement and the Related Agreements, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Related Agreements by Purchaser, the performance by Purchaser of its obligations hereunder and thereunder and the consummation by Purchaser of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Purchaser. This Agreement has been, and when executed and delivered by Seller the Related Agreements will be, duly executed and delivered by Purchaser and (assuming due authorization, execution and delivery by Seller), constitute the legal, valid and binding obligations of Purchaser enforceable against Purchaser in accordance with their terms, subject, as to enforceability, to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or similar Laws affecting creditors' rights generally and to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at
Law).

  Section 4.2. No Conflict. Except as may result from any facts or circumstances relating solely to Seller, the execution, delivery and performance of this Agreement and the Related Agreements by Purchaser do not and will not (a) violate or conflict with the Articles of Incorporation or By-laws (or other similar applicable documents) of Purchaser, (b) conflict with or violate any Law or Governmental Order applicable to Purchaser, in any material respect or (c) result in any breach of, or constitute a default (or event which, with the giving of notice or lapse of time, or both, would become a default) under, or give to any Person any rights of termination, amendment, acceleration or cancellation of, or any other rights under, or result in the creation of any Lien on any of the assets or properties of Purchaser (other than any Permitted Lien) pursuant to, any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument relating to such assets or properties to which Purchaser is a party or by which any of such assets or properties is bound or affected, or any Law or Governmental Order, except as would not, individually or in the aggregate, prohibit or materially delay Purchaser from consummating the purchase and sale of the Acquired Assets as contemplated hereby.

  Section 4.3. Consents and Approvals. The execution and delivery of this Agreement and the Related Agreements by Purchaser do not, and the performance of this Agreement and the Related Agreements by Purchaser will not, require any consent, approval, authorization or other action by, or filing with or notification to, any Governmental Authority or other Person, except (a) as described in a writing delivered to Seller by Purchaser on the date hereof,
(b) for compliance with any applicable requirements of the HSR Act and (c) where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not, individually or in the aggregate, prohibit or materially delay Purchaser from consummating the purchase and sale of the Assets as contemplated hereby.

  Section 4.4. Absence of Litigation. There are no Actions pending against Purchaser as of the date hereof which in any manner challenge or seek to prevent, enjoin, alter or materially delay the transactions contemplated hereby.

  Section 4.5. Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Purchaser.

  Section 4.6. Absence of Defined Benefit Plan. Neither Purchaser nor any of its Affiliates has any defined benefit plan and has no current intention to establish a defined benefit plan prior to or as of the Closing Date.

  Section 4.7. Exclusivity of Representations. THE REPRESENTATIONS AND WARRANTIES MADE BY PURCHASER IN THIS AGREEMENT ARE IN LIEU OF AND ARE EXCLUSIVE OF ALL OTHER REPRESENTATIONS AND WARRANTIES, INCLUDING ANY IMPLIED WARRANTIES. PURCHASER HEREBY DISCLAIMS ANY SUCH OTHER OR IMPLIED
REPRESENTATIONS OR WARRANTIES, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO SELLER OR ITS OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION.

                                   ARTICLE 5

                             Additional Agreements

  Section 5.1. Conduct of Business Prior to the Closing. (a) Between the date hereof and the Closing Date, Purchaser shall not directly or indirectly control, supervise or direct, or attempt to control, supervise or direct, the operation of the Business. Such operation, including complete control and supervision of all programs, employees and policies of the Business shall be the sole responsibility of Seller and its Affiliates. Neither title nor right to possession of the Business shall pass to Purchaser until the Closing. The parties acknowledge and agree that the foregoing is not intended to, and shall not be construed to, limit any of Purchaser's rights or Seller's obligations under any other provision of this Agreement.

  (b) Unless Purchaser otherwise agrees in writing (which agreement shall not be unreasonably withheld) and except as otherwise set forth herein or in the Disclosure Schedule, between the date of this Agreement and the Closing Date, Seller shall, and shall cause its applicable Affiliates to, (i) conduct the Business only in the ordinary course consistent with past practice, (ii) use commercially reasonable efforts to preserve substantially intact the organization of the Business, (iii) use commercially reasonable efforts to keep available to Purchaser the services of the key employees of the Business, and (iv) use commercially reasonable efforts to preserve the current relationships of the Business with its customers, suppliers, distributors and other Persons with which the Business has significant business relationships.

  (c) Except as expressly provided in this Agreement, between the date of this Agreement and the Closing Date, Seller shall not, and shall not permit any Affiliate to, do any of the following without the prior written consent of Purchaser (which consent shall not be unreasonably withheld):

    (i) (A) grant or permit to be created any Lien on any Acquired Asset or HTS Asset (other than, in the case of HTS Assets and MSC Assets, Permitted Liens) or (B) incur any liabilities other than in the ordinary course of the Business consistent with past practice;

    (ii) except as may be required by Law;

      (A) any establishment or increase in the compensation payable or to become payable to the officers or employees of the Business other than
    (1) in the ordinary course of business consistent with past practice; provided that no such increase shall, with respect to any employee, increase such employee's compensation by more than 10% per annum and that the total of such increases shall not exceed 5% per annum or (2) as provided in any employment agreement set forth in Section 3.16 (a) of the Disclosure Schedule;

      (B) any establishment or increase in any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including any grant of any stock options, stock appreciation rights, performance awards, or restricted stock awards), stock purchase or other employee benefit plans, except for changes made by Seller or any Affiliate to any employee benefit plan which affects all of the employees of Seller or its Affiliates covered by such plans;

    (iii) sell, assign, transfer, lease or otherwise dispose of any of the HTS Assets or MSC Assets having, individually or in the aggregate, a replacement value exceeding $100,000, except for any transfers or dispositions of cash prior to the Closing Date to the owners of the Business;

    (iv) except in accordance with Law or changes required by GAAP, change any method of accounting or accounting practice used by Seller or its Affiliates in connection with the Business, or make or change any Tax election with respect to HTS;

    (v) enter into, amend in any material respect (or in the case of any Contract required to be disclosed by Section 3.16(a)(iv), amend in any respect) or terminate any Contract that is or would be required to be disclosed in Section 3.16(a) of the Disclosure Schedule except, in the case of Contracts not required to be disclosed under Section 3.16(a)(i), (ii),
  (iv), (v), (vi), (vii), (x), (xi) or (xiii), in the ordinary course of business consistent with past practices; provided that (A) Seller and its Affiliates shall be entitled to enter into renewals of and new affiliation agreements in the ordinary course of business on terms that are customary for similar affiliation agreements and that do not contain exclusivity provisions and (B) Seller and its Affiliates shall be entitled to enter into renewals of Contracts pursuant to which they are granted sports programming or distribution rights for teams (other than the Washington Wizards, the Washington Capitals and the Baltimore Orioles) in the ordinary course of business provided that such renewals are on customary and commercially reasonable terms, do not increase economic terms by more than 10% in aggregate in the case of National League or American League baseball teams, National Hockey League teams or National Basketball Association teams, or 7.5% in aggregate in the case of all other teams, and extend for not longer than three years.

    (vi) cause or permit HTS to make any distribution (other than cash distributions prior to the Closing Date) to its partners;

    (vii) amend or terminate the HTS Partnership Agreement or the HTS Services Agreement;

    (viii) incur any long term debt or enter into any capital lease or sale/lease back transaction;

    (ix) take any action that would violate the Noncompetition Agreement if it were in effect, except for actions taken by or on behalf of the Business; or

    (x) agree to do any of the foregoing.

  (d) Purchaser acknowledges that if Purchaser prohibits Seller or its Affiliates from taking any action pursuant to this Section 5.01 in the ordinary course of business, Purchaser may not assert that any representation, warranty or covenant of Seller that would have been accurate, true or correct or complied with but for the failure to take such action is not accurate, true, correct of complied with as a result of Seller or its Affiliate not taking the proposed action.

  Section 5.2. Access to Information. (a) From the date hereof until the Closing, upon reasonable notice, Seller shall, and shall cause its officers, directors, employees, auditors and agents to (i) afford the officers, employees and agents and representatives of Purchaser reasonable access, during normal business hours, to the offices, properties, books, records and (subject to reasonable procedures and limitations established by Seller) employees of the Business, and (ii) furnish to the officers, employees and authorized agents and representatives of Purchaser such additional financial and operating data and other information regarding the Business as Purchaser may from time to time reasonably request; provided, that such investigation shall not unreasonably interfere with the Business or any of the businesses or operations of Seller or any Affiliate of Seller. No investigation by Purchaser shall affect or limit any of the representations or warranties set forth in
Article 3.

  (b) After the Closing Date and until any applicable statute of limitations for document retention expires (but in no event less than six months after the Closing Date), Seller and its Affiliates will afford to Purchaser and its agents reasonable access to its books of account, financial and other records (including, without limitation, accountant's work papers) that relate to the Business or HTS and are not transferred by Seller hereunder, to the extent necessary or useful for Purchaser in connection with any audit, investigation, dispute or litigation or any other reasonable business purpose relating to HTS or the Business; provided that any such access by Purchaser shall not unreasonably interfere with the conduct of the business of Seller and its Affiliates.

  Section 5.3. Confidentiality. (a) Except as provided in Section 5.03(b), the terms of the letter agreement dated as of May 31, 2000 (the "Confidentiality Agreement") between Seller and Purchaser are hereby incorporated herein by reference and shall continue in full force and effect until the Closing, at which time the Confidentiality Agreement and the obligations of Purchaser under this Section 5.03 shall terminate. If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement shall nonetheless continue in full force and effect.

  (b) Except as Seller in its good faith discretion may determine to be required by applicable Law or by any stock exchange rule, after the Closing, Seller agrees that it and its Affiliates and its and their officers, directors, agents and employees will deliver to Purchaser and to keep confidential all non-public information with respect to the Business and all non-public information obtained by it with respect to Purchaser in connection with this Agreement and the negotiations preceding this Agreement. Notwithstanding the foregoing, Seller and such other Persons shall not be required to keep confidential or return any information which (i) is provided to Seller or such Persons after the Closing by lawful sources not, to the knowledge of Seller, either subject to a confidentiality agreement with the disclosing party or in possession of such information as a result of prior disclosure by Seller or its Affiliates, (ii) is or becomes publicly known through no breach of a confidentiality obligation owed by Seller or such Persons or (iii) is developed by Seller or any such Person after Closing independently of any disclosure by Purchaser and independent of information in its or their possession prior to the Closing.

  Section 5.4. Regulatory and Other Authorizations; Consents. (a) Each party hereto shall use its commercially reasonable efforts to obtain all authorizations, consents, orders and approvals of all Governmental Authorities that may be or become necessary for its execution and delivery of, and the performance of its obligations pursuant to, this Agreement and will cooperate fully with the other party in promptly seeking to obtain all such authorizations, consents, orders and approvals. Notwithstanding any other provision of this Agreement, neither the Purchaser nor any of its Affiliates shall be required to enter into any consent decree or to dispose or hold separate any assets or otherwise agree to any action which may adversely affect the Purchaser or any of its Affiliates, the Business, the HTS Assets or any Acquired Asset in order to satisfy any objection of any Governmental Authority.

  (b) Each party hereto agrees to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby within 10 Business Days after the date hereof and to supply promptly any additional information and documentary material that may be requested pursuant to the HSR Act. Filing fees associated with such HSR filings shall be divided evenly between Purchaser and Seller.

  (c) Each party hereto agrees to cooperate in obtaining any other consents and approvals which may be required in connection with the transactions contemplated by this Agreement; provided, that Seller in cooperation with Purchaser shall use its commercially reasonable efforts to obtain each consent identified or required to be identified in Section 3.03 of the Disclosure Schedule prior to the Closing Date; and provided further, that, except for approvals required pursuant to the HSR Act, no other consent or approval shall be required as a condition precedent to Closing. Notwithstanding the foregoing, neither Seller nor Purchaser shall be required to pay consideration to any third party to obtain any such consent or approval and Seller shall not agree to or permit the amendment of any Contract of HTS or relating to the MSC Business in order to obtain any consent or approval.

  Section 5.5. Insurance. Effective at the Closing, the Acquired Assets shall cease to be insured by Seller's or its Affiliates' insurance policies for all periods thereafter.

  Section 5.6. Notification. Seller shall notify Purchaser, and Purchaser shall notify Seller, of any litigation, arbitration or administrative proceeding pending or threatened in writing against Seller or any of its Affiliates or the Business, on one hand, or Purchaser, on the other hand, which challenges the transactions contemplated hereby. The parties shall keep each other informed and shall consult with each other concerning the status, scope and nature of their respective efforts to comply with the covenant in
Section 5.04.

  Section 5.7. No Other Bids. From and after the date hereof until the Closing Date (or, if earlier, the termination of this Agreement), Seller and its Affiliates shall not nor shall any of them authorize or permit any officer, director or employee of, or any investment banker, attorney or other advisor or representative of Seller or any of its Affiliates to, directly or indirectly, (a) solicit, initiate or encourage the submission of any Acquisition Proposal (as hereinafter defined) or (b) participate in any discussions or negotiations regarding, or furnish to any Person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes an Acquisition Proposal. For purposes of this Agreement, "Acquisition Proposal" means any proposal or offer to purchase or acquire all or any significant portion of the Acquired Assets or the HTS Assets, other than the transactions contemplated hereby.

  Section 5.8. Further Action. (a) Each of the parties hereto shall execute and deliver such documents and other papers and take such further actions as may be reasonably required to carry out the provisions of this Agreement and give effect to the transactions contemplated hereby.


  (b) Anything in this Agreement to the contrary notwithstanding, neither this Agreement nor the consummation of the transactions contemplated hereby shall constitute an agreement to assign or an assignment of any Contract or any claim or right or any benefit arising thereunder or resulting therefrom without the consent of a third party thereto or any Governmental Authority, if an attempted assignment thereof without such consent would constitute a breach thereof or would adversely affect the respective rights or obligations of Purchaser or Seller thereunder. If any consent is not obtained, or if an attempted assignment thereof would be ineffective or would adversely affect the respective rights or obligations of Purchaser or Seller thereunder, Seller shall use reasonable commercial efforts (i) to provide to Purchaser the benefits under any such Contract as if such Contract had been assigned to Purchaser, so long as legally possible and (ii) to obtain as soon as practicable the consent or approval of any such third party or Governmental Authority to the assignment of such Contract and to transfer such Contract to Purchaser; and any transfer or assignment to Purchaser of any Contract that shall require the consent or approval of any third party or Governmental Authority shall be made subject to such consent or approval being obtained. The failure to assign any Contract identified in Section 3.16(a) of the Disclosure Schedule with an asterisk (or any other nonmaterial contract which was not required to be listed on Section 3.16(a) of the Disclosure Schedule and which requires consent to assignment) as a result of the effect of this
Section 5.08(b) will not constitute a breach of any representation or warranty set forth in Article 3.

  (c) Following the Closing, Purchaser shall give prompt written notice to Seller of any event or circumstance which would give rise to any Insurance Proceeds (an "Insured Event"); provided that the failure of Purchaser to give such notice promptly shall not relieve Seller of its obligations hereunder except to the extent Seller is prejudiced by such failure. Promptly following its receipt of such notice (or, absent such notice, promptly following Seller's receiving actual notice of any Insured Event), Seller shall use commercially reasonable efforts to pursue all claims and actions under Seller's insurance policies in respect of such Insured Event. The parties agree and acknowledge that, so long as Seller shall be complying with its obligations in this Section 5.08(c), Seller shall control the processing of such claims and actions; provided that the Seller shall promptly provide copies of all material, non-confidential correspondence and other documents with respect to such claims and actions to Purchaser.

  (d) At the Closing (or in the event not done at the Closing, promptly thereafter) Seller and its Affiliates will transfer to Purchaser free and clear of any Liens other than Permitted Liens any assets owned by Seller or any of its Affiliates (other than HTS) that are used primarily or held for use primarily in connection with the HTS Business other than any assets that (i) will be used to provide services to the Business pursuant to the Shared Services Agreement and (ii) have historically been used by a division of Seller or its Affiliates other than the Business to provide services to the Business.

  Section 5.9. Tag-Along Rights. Without limiting the generality of Section 5.08(a), Purchaser shall use its commercially reasonable efforts to comply with and satisfy any exercise of tag along rights of ARC in accordance with the HTS Partnership Agreement. Seller shall provide notice to ARC of the sale of the HTS Partnership Interest as set forth in this Agreement in accordance with Section 7.9 of the HTS Partnership Agreement within two Business Days of the date hereof.

  Section 5.10. Intercompany Accounts. Immediately prior to the Closing (i) all intercompany accounts and notes between the MSC Business and Seller or any of its Affiliates shall be cancelled and (ii) all intercompany accounts and notes between HTS and Seller or any of its Affiliates will be repaid and any net proceeds received by HTS will be distributed to Seller and ARC as partners of HTS.

  Section 5.11. Use of Seller's Name and Logos. For a period of six months after the Closing, Purchaser shall be entitled to use the trademarks, trade names, service marks, service names, logos and similar proprietary rights of Seller and its Affiliates that are not to be acquired by Purchaser pursuant to this Agreement to the extent incorporated in or on the HTS Assets existing at the Closing or in or on the MSC Assets transferred to Purchaser at the Closing, but only to the extent and in the exact manner such rights were used in the Business prior to Closing provided that Purchaser shall remove all such names, marks, logos and similar proprietary rights from such HTS Assets and MSC Assets as soon as reasonably practicable following Closing but in any event no later than six months after Closing.

  Section 5.12. Power of Attorney. At Closing, the Seller and its Affiliates will constitute and appoint, effective as of the Closing Date, Purchaser and its successors and assigns as their true and lawful attorney with full power of substitution in the name of the Purchaser, or in its name but for the benefit of the Purchaser, (i) to collect for the account of Purchaser any items of MSC Assets and (ii) to institute and prosecute all proceedings which Purchaser may in its sole discretion deem proper in order to assert or enforce any right, title or interest in, to or under the MSC Assets, and to defend or compromise any and all actions, suits or proceedings in respect of the MSC Assets. The Purchaser shall be entitled to retain for its own account any amounts collected pursuant to the foregoing powers, including any amounts payable as interest in respect thereof.

  Section 5.13. Resignations. Seller will cause to be delivered to Purchaser the resignations of any officers of HTS who will be officers, directors or employees of Seller or any of its Affiliates after the Closing Date from their positions with HTS at or prior to the Closing Date.

  Section 5.14. Satisfaction of Conditions. Subject to the other terms hereof, each party will use its commercially reasonable efforts to satisfy, or to cause to be satisfied, the conditions to the obligations of the other party to consummate the transactions contemplated by this Agreement, as set forth in
Article 7.

  Section 5.15. Tax Matters. (a) Purchaser and Seller agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance relating to the Business and the Acquired Assets (including, without limitation, access to books and records) as is reasonably necessary for the filing of all Tax returns, the making of any election relating to Taxes, the preparation for any audit by any taxing authority, and the prosecution or defense of any claim, suit or proceeding relating to any Tax. Purchaser and Seller shall retain all books and records with respect to Taxes pertaining to the Acquired Assets for a period of at least six years following the Closing Date. Seller and Purchaser shall cooperate with each other in the conduct of any audit or other proceeding relating to Taxes involving the Acquired Assets or the Business.

  (b) Purchaser and Seller acknowledge that the transactions contemplated by this Agreement will result in the termination of HTS within the meaning of
Section 708(b)(1)(B) of the Code and Seller waives the provisions of Section 7.3(f) of the HTS Partnership Agreement.

  (c) Any Tax return relating to Taxes assumed by Purchaser pursuant to
Section 2.03 and required to be filed by Seller or any of its Affiliates shall be prepared in a manner consistent with past practice and without a change of any election or any accounting method.

  (d) The parties agree to make or cause HTS to make an election, if not previously made, under Section 754 of the Code for the taxable year during which the Closing occurs.

  Section 5.16. Release of Liens. Prior to Closing, Seller will cause all Liens, other than Permitted Liens, on any of the HTS Assets or the MSC Assets to be removed.

  Section 5.17. Certain Waivers. Subject to the other provisions of this Agreement, Seller agrees to cause the requirements of Sections 7.3(d) and 7.3(e) of the HTS Partnership Agreement to be waived in connection with the transactions contemplated hereby.

  Section 5.18. Certain Payments. After Closing, Seller shall cause all payments under Section 4b of the Letter of Intent dated as of November 15, 1996 among Westinghouse Electric Corporation, HTS and Bell Atlantic Video Services Company to be paid to Purchaser.

                                   ARTICLE 6

                               Employee Matters

  Section 6.1. Scope of Section. This Article 6 contains the covenants and agreements of the parties with respect to (a) the status of employment of the employees of Seller employed primarily in connection with the Business upon the sale of the Acquired Assets to the Purchaser, and (b) the employee benefits and employee benefit plans provided or covering such employees. Nothing herein expressed or implied confers upon any employee any rights or remedies of any nature or kind whatsoever under or by reason of this Article 6.

  Section 6.2. Employees. (a) Purchaser shall offer employment effective as of the Closing Date to all employees who are actively employed by Seller primarily in connection with the MSC Business immediately prior to the Closing Date. Active employees shall not include any employee who has terminated his or her employment, retired or died on or before the Closing Date or any employee who is absent on the Closing Date due to salary continuation, workers compensation, military leave, short-term or long-term disability leave, or authorized or unauthorized leave of absence. If any such employee is absent from active employment on the Closing Date and (i) the period from the date such absence begins to the date such absence ends is less than 6 months and such employee returns to work within 6 months from the date such absence begins or (ii) such absence is due to military leave and such employee returns to work within the legally mandated period, then Purchaser shall offer employment to such employee on the date such absence from active service ends. Those employees who accept such employment with Purchaser are hereinafter referred to as "MSC Business Employees", and the date which any such MSC Business Employee commences employment with Purchaser is hereinafter referred to as the "Effective Date". Following the Closing Date, Purchaser shall provide MSC Business Employees with (i) an initial position with similar job requirements and responsibilities and (ii) salary or wages and benefits (including, without limitation, equity based compensation) that in the aggregate are substantially the same as the salary or wages and benefits provided to similarly situated employees of Purchaser.

  (b) Effective as of the Closing, Purchaser shall cause HTS to continue the employment of all employees of HTS as of the Closing Date whether or not then actively at work, including without limitation, any employees who are on salary continuation, workers compensation, military leave, short-term leave or authorized leave of absence, but not including any persons who are receiving long-term disability benefits or who are on unauthorized leave as of the Closing Date. Such employees are hereafter referred to as "HTS Business Employees". Purchaser shall cause HTS to honor any re-employment rights of any current or former employees of HTS, including without limitation, any such persons who are receiving long-term disability benefits as of the Closing Date. Purchaser shall (i) initially continue such HTS Business Employees in a position with substantially the same job requirements and responsibilities and (ii) provide salary or wages and benefits that in the aggregate are substantially the same as the salary or wages and benefits (including, without limitation, equity based compensation) provided to similarly situated employees of Purchaser.

  (c) Notwithstanding the foregoing, nothing herein shall be construed to confer upon any of the MSC Business Employees or HTS Business Employees (collectively, the "Business Employees") any right to employment or continued employment for any specified period. If Purchaser terminates the employment of any Business Employee within six months after the Closing Date, Purchaser shall pay such Business Employee a severance benefit that shall in no event be less than, nor paid later than, the severance benefit, if any, to which such Business Employee would have been entitled if Seller's severance plans, as in effect as of the Closing Date, applied to such termination of employment. If Purchaser terminates the employment of any Business Employee after six months after the Closing Date, Purchaser shall pay such Business Employee a severance benefit under the Purchaser's severance plan or policy then in effect. In either case, for purposes of this Section 6.02(b), service with both Seller and Purchaser shall be recognized in computing the amount of such benefit.

  (d) Sellers agree to use reasonable efforts to facilitate the transition of Business Employees to employment with Purchaser as of the Closing Date. Such reasonable efforts shall include affording Purchaser reasonable opportunities to review employment and personnel records of Employees, to discuss with Employees terms and conditions of employment with Purchaser as of the Closing Date and to distribute to Business Employees forms and documents relating to employment with Purchaser.

  (e) Except to the extent prohibited by law, the Business shall deliver to Purchaser originals or copies of all personnel files (including medical records, if any) relating to Business Employees, and the Business shall have reasonable continuing access to such files and records thereafter.

  (f) Purchaser shall be responsible for, and shall indemnify and hold harmless, Seller against any liability, claim or obligation (including reasonable attorney's fees) relating to or arising out of the employment or termination of employment, including claims for severance, (i) of MSC Business Employees on or after the Effective Date and (ii) of HTS Business Employees, in each case, excluding any such liability, claim or obligation for which Purchaser is entitled to be indemnified under Section 9.02.

  Section 6.3. CBS Combined Pension Plan. Seller shall retain all assets and liabilities under the CBS Combined Pension Plan (the "CCPP"), and no assets or liabilities accrued under the CCPP shall be transferred to or assumed by the Purchaser.

  Section 6.4. CBS Employee Investment Fund. Seller shall treat Business Employees as having terminated employment with Seller for purposes of the CBS Employee Investment Fund and any other defined contribution plan in which Business Employees participate prior to the Closing Date (the "EIF"). Seller shall amend the EIF to provide that (a) the account balances for all Business Employees treated as having terminated employment with Seller or its Affiliates shall be fully and immediately vested and nonforfeitable, and (b) Seller shall allocate matching contributions to the accounts of Business Employees in the ordinary course of business. Purchaser will cause one or more tax-qualified defined contribution plans established or maintained by Purchaser ("Purchaser's Savings Plans") to accept rollover contributions by Business Employees of any account balances distributed to them by the EIF. Any such rollover contributions will be accepted in cash only. Notwithstanding the foregoing, Purchaser shall allow any such Business Employee's outstanding loan under the EIF to be rolled over into the Purchaser's Savings Plan ; provided that Seller shall fully cooperate with Purchaser in effecting the rollover of any such loan (including the furnishing of a complete schedule of any such loan outstanding as of the Closing Date). The distribution and rollover described herein shall comply with applicable law, and each party shall make all filings and take any actions required of such party by applicable law in connection therewith. To the extent relevant under the Purchaser's Savings Plans, Business Employees shall be given service credit for service recognized for the equivalent purpose under the EIF.

  Section 6.5. Retiree Health and Life Insurance. Benefits. Business Employees who have met the age and service requirements for retirement on or as of the Closing Date (or, if applicable, the Effective Date) whose names are set forth in Section 6.05 of the Disclosure Schedule shall be eligible to receive retiree health benefits from Seller's plan providing such benefits ("Seller's Retiree Plan") for themselves and their eligible dependents, when they retire from the Purchaser under the terms and conditions of the Plans in effect when they retire; provided, however, that the right of such Business Employees to receive such benefits from Seller is subject to the availability of and terms and conditions of Seller's Retiree Plan, if any, as it exists at the time the Business Employee retires from Purchaser. Purchaser agrees to use reasonable best efforts to provide Seller with written notice of the retirement of a Business Employee from Purchaser.

  Section 6.6. Employee Welfare Plans. The employee welfare benefit plan or plans established or maintained by Purchaser for the benefit of Business Employees shall (a) credit all service with Seller for all purposes under the new plans, including eligibility, participation and benefit entitlement, (b) waive any pre-existing condition limitation or exclusion, and (c) credit all payments made for health care expenses during the current plan year for purposes of deductibles, co-payments and maximum out-of-pocket limits. Sellers shall be responsible for any claims for medical or dental benefits incurred by any Business Employee or his or her covered dependents prior to such Employee's date of hire by Purchaser in accordance with the terms of Seller's medical and dental plans, and Purchaser shall be responsible for any medical or dental claims incurred by any Business Employee or his or her covered dependents after the Business Employee's date of hire by Purchaser in accordance with the terms of Purchaser's medical and dental plans. For purposes of this Section 6.06, a medical or dental claim shall be deemed to be incurred when the services giving rise to the claim are performed and not when the Business Employee is billed for such services or submits a claim for benefits.

  Section 6.7. Vacation. Purchaser shall assume all liabilities for unpaid, accrued vacation of each Business Employee as of the Closing Date to the extent such accrued vacation does not exceed the vacation to which such Business Employee would be entitled under the terms of the Purchaser's vacation policy as currently in effect, giving credit under the Purchaser's vacation policy for service with Seller, and shall permit Business Employees to use their vacation entitlement accrued as of the Closing Date until 6 months from the Closing Date or end of calendar year during which the Closing Date occurred, whichever is later. Any additional unpaid accrued vacation to which any Business Employee is entitled under Seller's vacation policy shall be retired in consideration of payment therefor by Seller to such Business Employee on the Closing Date. Service with both Seller and Purchaser shall be taken into account in determining Business Employees' vacation entitlement under Purchaser's vacation policy after the Closing Date.

  Section 6.8. Other Compensation Arrangements. Purchaser shall, as of the Closing Date, assume the liabilities and obligations of Seller for the benefits payable or to become payable to all Business Employees and their beneficiaries under the unfunded deferred compensation arrangements listed in
Section 3.14(b) of the Disclosure Schedule, but only to the extent that the liability therefor is specifically quantified in such Section 3.14(b) and reflected on the Final WC Statement.

  Section 6.9. WARN Act Liability. The parties agree to cooperate with each other in order to comply with the WARN Act. Each of the parties hereto agrees to pay and be responsible for all liability, cost, expense and sanctions resulting from any failure of such party to comply with its obligations under the WARN Act, and the regulations thereunder, in connection with the consummation of the transactions described in or contemplated by this Agreement.

  Section 6.10. IRS Form W-2. The parties agree that they shall comply with the alternative procedure of Section 5 of IRS Revenue Procedure 96-60, 1996-53 IRB 24, and that Purchaser shall prepare and file Forms W-2 for the Business Employees for the year in which the Closing occurs and Seller shall be relieved of preparing IRS Forms W-2 for the Business Employees for the year in which the Closing occurs.

                                   ARTICLE 7

                             Conditions to Closing

  Section 7.1. Conditions to Obligations of Seller. The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or waiver, at or prior to the Closing, of each of the following conditions:

  (a) Representations and Warranties; Covenants. (i) The representations and warranties of Purchaser contained in Article 4 (A) that are qualified as to materiality, shall be true and correct and (B) that are not qualified as to materiality, shall be true and correct in all material respects, in each case as of the Closing, other than representations and warranties made as of another date, which representations and warranties shall have been true and correct, or true and correct in all material respects, as the case may be, as of such date; (ii) the obligations, covenants and agreements of Purchaser contained in this Agreement to be performed or complied with on or prior to the Closing Date (A) that are qualified as to materiality shall have been performed or complied with and (B) that are not qualified as to materiality shall have been performed or complied with in all material respects, in each case on or prior to the Closing Date; and (iii) Seller shall have received a certificate to such effect signed by a duly authorized senior officer of Purchaser;

  (b) HSR Act. Any waiting period (and any extension thereof) under the HSR Act applicable to the purchase and sale of the Acquired Assets contemplated hereby shall have expired or shall have been terminated;

  (c) No Governmental Order. There shall be no Governmental Order in existence which restrains or which materially and adversely affects the transactions contemplated by this Agreement or is likely to render it impossible or unlawful to consummate such transactions;

  (d) Resolutions. Seller shall have received a true and complete copy, certified by the Secretary or an Assistant Secretary of Purchaser, of the resolutions duly and validly adopted by the Executive Committee of the Board of Directors of Purchaser evidencing its authorization of the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and such other customary documents as Seller may reasonably request evidencing Purchaser's existence, good standing and authority to enter into this Agreement and consummate the transactions contemplated hereby;

  (e) Related Agreements. The Distribution Agreement, the Shared Services Agreement and the Lease shall each be in full force and effect as of the Closing in accordance with its terms; and

  (f) HTS Tag-Along Right. Either (i) Purchaser shall purchase ARC's limited partnership interest in HTS at the Closing and in accordance with Section 7.09 of the HTS Partnership Agreement (or as ARC may otherwise agree), (ii) ARC shall have waived its tag along rights in connection with the transactions contemplated hereby or permitted such tag along rights to expire in accordance with their terms, (iii) Purchaser and ARC shall have entered into a written settlement agreement with respect to such tag along rights on terms and conditions reasonably satisfactory to Seller, or (iv) there shall have been issued a final, nonappealable ruling by a court of competent jurisdiction permitting Purchaser to purchase the HTS Partnership Interest without concurrently purchasing ARC's limited partnership interest in HTS, which ruling shall be reasonably satisfactory to Seller.

  Section 7.2. Conditions to Obligations of Purchaser. .The obligations of Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or waiver, at or prior to the Closing, of each of the following conditions:

  (a) Representations and Warranties; Covenants. (i) The representations and warranties of Seller contained in this Agreement (A) that are qualified as to materiality, shall be true and correct and (B) that are not qualified as to materiality, shall be true and correct in all material respects, in each case as of the Closing, other than representations and warranties made as of another date, which representations and warranties shall have been true and correct, or true and correct in all material respects, as the case may be, as of such date; provided that for purposes of this clause (i), the proviso to the first sentence of Article 3 shall be disregarded, (ii) the obligations, covenants and agreements of Seller contained in this Agreement to be performed or complied with on or prior to the Closing Date (A) that are qualified as to materiality, shall have been performed or complied with and (B) that are not qualified as to materiality, shall have been performed or complied with in all material respects, in each case on or prior to the Closing Date; and (iii) Purchaser shall have received a certificate to such effect signed by a duly authorized senior officer of Seller;

  (b) HSR Act. Any waiting period (and any extension thereof) under the HSR Act applicable to the purchase and sale of the Acquired Assets contemplated hereby shall have expired or shall have been terminated;

  (c) No Governmental Order. There shall be no Governmental Order in existence which restrains or which materially and adversely affects the transactions contemplated by this Agreement or is likely to render it impossible or unlawful to consummate such transactions;

  (d) Resolutions. Purchaser shall have received a true and complete copy, certified by the Secretary or an Assistant Secretary of Seller, of the resolutions duly and validly adopted by the Board of Directors of Seller evidencing its authorization of the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and such other customary documents as Purchaser may reasonably request evidencing Seller's existence, good standing and authority to enter into this Agreement and consummate the transactions contemplated hereby;

  (e) Related Agreements. The Distribution Agreement, the Shared Services Agreement, the Lease and the Noncompetition Agreement shall each be in full force and effect as of the Closing in accordance with its terms;

  (f) Legal Proceedings. No Action instituted by any State Attorney General, the Federal Trade Commission or the Department of Justice shall be pending before any Governmental Authority and no Law or Governmental Order shall exist which would or which seeks to (i) prohibit or interfere with Purchaser's or any of its Affiliates' ownership or operation of all or a material portion of the Business or the Acquired Assets, (iii) prevent or make illegal the consummation of any transactions contemplated by this Agreement or
(iii) compel Purchaser or any of its Affiliates to dispose of or hold separate all or any material portion of Business, the Acquired Assets or the HTS Assets;

  (g) HTS Tag-Along Right. Either, (i) ARC shall have waived its rights under
Section 7.9 of the HTS Partnership Agreement in connection with the transactions contemplated by this Agreement (the "Tag Rights") or Purchaser shall otherwise be reasonably satisfied that ARC's Tag Rights have effectively expired, (ii) ARC and Purchaser shall have entered into a written settlement agreement with respect to the Tag Rights, (iii) ARC shall have exercised its Tag Rights on terms and conditions satisfactory to Purchaser in its sole discretion, or (iv) there shall have been issued a final, nonappealable ruling by a court of competent jurisdiction setting forth the terms and conditions upon which the Tag Rights may be exercised, which ruling (including the terms and conditions set forth therein) shall be satisfactory to Purchaser in its sole discretion; and

  (h) Transponder Consent. Either (i) GE American Communications Inc. ("GEAC") shall have consented (on terms reasonably satisfactory to Purchaser) to the assignment to Purchaser of the Transponder Service Agreement dated July 16, 1998 between GEAC and CBS Broadcasting, Inc. (the "Transponder Agreement"),
(ii) Purchaser shall be reasonably satisfied that Seller will provide to Purchaser and its Affiliates the benefits of the Transponder Agreement on the terms and conditions thereof or (iii) Seller shall have in place alternative arrangements reasonably satisfactory to Purchaser that will provide Purchaser and its Affiliates with substantially the same services as those provided under the Transponder Agreement on no less favorable terms and conditions than those in the Transponder Agreement and without additional cost or burden to Purchaser or its Affiliates.

  Section 7.3. Tag Condition Waiver. Purchaser shall have the right to require Seller to waive the condition set forth in Section 7.02(g) and to waive compliance with Purchaser's obligations under Section 5.09 by delivering notice (a "Tag Condition Waiver Notice") to Seller.

                                   ARTICLE 8

                       Termination, Amendment and Waiver

  Section 8.1. Termination. This Agreement may be terminated at any time prior to the Closing as follows:

  (a) by the mutual written consent of Seller and Purchaser;

  (b) by either Seller or Purchaser, if the Closing shall not have occurred prior to March 31, 2001; provided, however, that the right to terminate this Agreement under this Section 8.01(b) shall be suspended as to any party whose breach, misrepresentation or failure to fulfill any material obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur prior to such date, until the 10th day after such failure has been cured;

  (c) by Seller upon a breach of any representation, warranty, covenant or agreement on the part of Purchaser set forth in this Agreement, or if any representation or warranty of Purchaser shall have become untrue, in either case such that the condition set forth in Section 7.01(a) would not be satisfied, unless such breach or untruth can be cured prior to March 25, 2001 and after receipt of notice thereof Purchaser proceeds in good faith to cure such breach or untruth as promptly as practicable;

  (d) by Purchaser upon breach of any representation, warranty, covenant or agreement on the part of Seller set forth in this Agreement, or if any representation or warranty of Seller shall have become untrue, in either case such that the condition set forth in Section 7.02(a) would not be satisfied, unless such breach or untruth can be cured prior to March 25, 2001 and after receipt of notice thereof Seller proceeds in good faith to cure such breach or untruth as promptly as practicable; or

  (e) by either Seller or Purchaser in the event of the issuance of a final, nonappealable Governmental Order restraining or prohibiting the transactions contemplated herein.

  If a party elects to terminate this Agreement under Section 8.01(b), (c),
(d) or (e), shall provide written notice to the other party.

  Section 8.2. Termination Is Non-Exclusive Remedy. The termination rights of Seller and Purchaser under Section 8.01 are in addition to, and not exclusive of, any other rights or remedies Seller or Purchaser may have hereunder, at Law or otherwise. In the event of the termination of this Agreement as provided in Section 8.01, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto, except as set forth in Sections 5.03 and 10.02 and nothing herein shall relieve either party from liability for any breach hereof or failure to perform hereunder.

  Section 8.3. Waiver. At any time prior to the Closing, any party may (a) extend the time for the performance of any of the obligations or other acts of any other party hereto, (b) waive any inaccuracies in the representations and warranties of the other party hereto contained herein or in any document delivered pursuant hereto or (c) waive compliance by the other party hereto with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby.

                                   ARTICLE 9

                                Indemnification

  Section 9.1. Indemnification by Purchaser. (a) Subject to Section 10.01 to the extent applicable, and except to the extent a Purchaser Indemnified Party is entitled to indemnification from Seller in respect of the relevant matter in accordance with this Agreement, Purchaser shall indemnify and hold Seller, its Affiliates and their respective employees, officers and directors (collectively, the "Seller Indemnified Parties") harmless from

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

and against, and agrees to promptly defend any Seller Indemnified Party from and reimburse any Seller Indemnified Party for, any and all Losses, damages, costs, expenses, liabilities, obligations and claims of any kind (including any Action brought by any Governmental Authority or Person and including reasonable attorneys' fees and expenses reasonably incurred including those incurred to enforce the indemnity rights hereunder) (collectively, "Losses"), which such Seller Indemnified Party may at any time suffer or incur, or become subject to, as a result of or in connection with:

    (i) the inaccuracy as of the date of this Agreement or the Closing Date of any representations and warranties made by Purchaser in or pursuant to this Agreement or in any instrument or certificate delivered by Purchaser at the Closing in accordance herewith;

    (ii) any failure by Purchaser to carry out, perform, satisfy and discharge any of its covenants, agreements, undertakings, liabilities or obligations under this Agreement or under any of the documents and/or other instruments delivered by Purchaser pursuant to this Agreement; or

    (iii) Assumed Liabilities.

  (b) Notwithstanding any other provision to the contrary, Purchaser shall not be required to indemnify and hold harmless any Seller Indemnified Party pursuant to Section 9.01(a)(i) unless Seller has asserted a claim with respect to such matters within the applicable survival period set forth in Section 10.01.

  (c) If Purchaser delivers a Tag Condition Waiver Notice to Seller and the Closing occurs, Purchaser will indemnify and hold the Seller Indemnified Parties harmless from and against, and agrees to promptly defend any Seller Indemnified Party from and reimburse any Seller Indemnified Party for, any Losses arising from the breach or alleged breach by Seller of Section 7.9 of the HTS Partnership Agreement as a result of the occurrence of the Closing.

  Section 9.2. Indemnification by Seller. (a) Subject to Section 10.01 to the extent applicable, Seller shall indemnify and hold Purchaser, its Affiliates and their respective employees, officers and directors (collectively, the "Purchaser Indemnified Parties") harmless from and against, and agrees to promptly defend any Purchaser Indemnified Party from and reimburse any Purchaser Indemnified Party for, any and all Losses which such Purchaser Indemnified Party may at any time suffer or incur, or become subject to, as a result or in connection with:

    (i) the inaccuracy as of the date of this Agreement or the Closing Date of any representations and warranties made by Seller in or pursuant to this Agreement or in any instrument or certificate delivered by Seller at the Closing in accordance herewith;

    (ii) any failure by Seller to carry out, perform, satisfy and discharge any of its covenants, agreements, undertakings, liabilities or obligations under this Agreement or under any of the documents and/or other instruments delivered by Seller pursuant to this Agreement;

    (iii) Non-Assumed Liabilities; or

    (iv) the failure to obtain prior to Closing any of the consents (on terms reasonably satisfactory to Purchaser) to the Contracts underlined in
  Section 3.16(a) of the Disclosure Schedule.

  (b) Notwithstanding any other provision to the contrary, Seller shall not be required to indemnify and hold harmless any Purchaser Indemnified Party pursuant to Section 9.02(a)(i), (i) unless Purchaser has asserted a claim with respect to such matters within the applicable survival period set forth in
Section 10.01, and (ii) except for losses arising from the inaccuracy of any of the representations and warranties set forth in Sections 3.01(a), 3.07(b), 3.12(h) and 3.18 (the "Specified Sections"), until the aggregate amount of Purchaser Indemnified Parties' Losses exceeds $2,500,000, after which Seller shall be obligated for all Losses of Purchaser Indemnified Parties in excess of the first $1,250,000 of Losses; provided, however, that (A) except in respect of the Specified Sections the cumulative indemnification obligation of Seller under Section 9.01(a)(i) shall in no event exceed $150,000,000 and (B) the cumulative indemnification obligation of Seller under Section 9.02(a)(iv) shall in no event exceed $15,000,000.

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

  (c) For purposes of calculating the amount of Losses subject to indemnification pursuant to Sections 9.01 and 9.02, it is understood and agreed between the parties hereto that to determine if there has been an inaccuracy or breach of a representation or warranty which is qualified as to materiality by the party making such representation or warranty or contains an exception for matters that would not have a Material Adverse Effect, then such representation or warranty shall be read as if it were not so qualified or contained no such exception.

  Section 9.3. Notification of Claims. (a) A party entitled to be indemnified pursuant to Section 9.01 or 9.02 (the "Indemnified Party") shall promptly notify the party liable for such indemnification (the "Indemnifying Party") in writing of any claim or demand which the Indemnified Party has determined has given or could give rise to a right of indemnification under this Agreement; provided, however, that a failure to give prompt notice or to include any specified information in any notice will not affect the rights or obligations of any party hereunder except and only to the extent that, as a result of such failure, any party which was entitled to receive such notice was damaged as a result of such failure. Subject to the Indemnifying Party's right to defend in good faith third party claims as hereinafter provided, the Indemnifying Party shall satisfy its obligations under this Article 9 within 30 days after the receipt of written notice thereof from the Indemnified Party.

  (b) If the Indemnified Party shall notify the Indemnifying Party of any claim or demand pursuant to Section 9.03(a), and if such claim or demand relates to a claim or demand asserted by a third party against the Indemnified Party and the Indemnifying Party agrees to indemnify the Indemnified Party for all Losses arising therefrom or relating thereto, the Indemnifying Party shall have the right to employ counsel reasonably acceptable to the Indemnified Party to defend any such claim or demand asserted against the Indemnified Party for so long as the Indemnifying Party shall continue in good faith to diligently defend against such action or claim. The Indemnified Party shall have the right to participate in the defense of any such claim or demand at its own expense. The Indemnifying Party shall notify the Indemnified Party in writing, as promptly as possible (but in any case five Business Days before the due date for the answer or response to a claim) after the date of the notice of claim given by the Indemnified Party to the Indemnifying Party under
Section 9.03(a) of its election to defend in good faith any such third party claim or demand. So long as the Indemnifying Party is defending in good faith any such claim or demand asserted by a third party against the Indemnified Party, the Indemnified Party shall not settle or compromise such claim or demand without the consent of the Indemnifying Party, which consent shall not be unreasonably withheld, and the Indemnified Party shall make available to the Indemnifying Party or its agents all records and other material in the Indemnified Party's possession reasonably required by it for its use in contesting any such third party claim or demand. Whether or not the Indemnifying Party elects to defend any such claim or demand, the Indemnified Party shall have no obligation to do so. In the event the Indemnifying Party elects not to defend such claim or action or if the Indemnifying Party elects to defend such claim or action but fails to diligently defend such claim or action in good faith, the Indemnified Party shall have the right to settle or compromise such claim or action without the consent of the Indemnifying Party, except that the Indemnified Party shall not settle or compromise any such claim or demand unless the Indemnifying Party is given a full and completed release of any and all liability in respect thereof by all parties with which the Indemnified Party is settling or compromising such claim or action. Notwithstanding the foregoing, the Indemnifying Party shall not be entitled to assume or maintain control of the defense of any action or claim if (A) the action or claim relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation, (B) except for any claim or action indemnified under Section 9.01(c), the action or claim seeks an injunction or equitable relief against the Indemnified Party or (C) the action or claim relates to Taxes (other than Income Taxes) and if determined adversely could reasonably be expected to result in an increase in the liability of the Indemnified Party for the payment of any Tax for any period beginning after the Closing Date.

  Section 9.4. Certain Exclusive Remedies. Except (i) as provided in Section
8.02 and (ii) for the indemnification obligations specified in Article 9, Seller and Purchaser acknowledge and agree that the indemnification provisions of Sections 9.01 and 9.02 shall be the sole and exclusive remedies of Seller and Purchaser, respectively, for any breach of the representations or warranties herein or nonperformance of any covenants and agreements herein of the other party.

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

  Section 9.5. Purchase Price Adjustment and Interest. Any amount paid by Seller or Purchaser under Article 9 will be treated as an adjustment to the Consideration.

                                  ARTICLE 10

                              General Provisions

  Section 10.1. Survival. The representations and warranties of Seller and Purchaser contained in or made pursuant to this Agreement or in any certificate furnished pursuant hereto shall survive in full force and effect until the one-year anniversary of the Closing Date; provided that (i) the representations and warranties in the Specified Sections (other than Section 3.07(b)) and Article 9 shall survive in perpetuity, (ii) the representations and warranties contained in Section 3.14 shall survive until the third anniversary of the Closing Date and (iii) the representations and warranties in Section 3.07(a) shall survive until the two-year anniversary of the Closing Date. Notwithstanding the preceding sentence, any representation or warranty in respect of which indemnity may be sought under this Agreement shall survive the time at which it would otherwise terminate pursuant to the preceding sentence, if notice of the inaccuracy or breach thereof giving rise to such right of indemnity shall have been given to the party against whom such indemnity may be sought prior to such time.

  Section 10.2. Expenses. Except as may be otherwise specified herein, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

  Section 10.3. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given or made when delivered in person, one Business Day after having been dispatched via a nationally recognized overnight courier service, when dispatched by facsimile, or three Business Days after being sent by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.03):

                                          (a) if to Seller:

                                            Viacom Inc.
                                            1515 Broadway
                                            New York, New York 10036
                                            Attention: General Counsel and
                                            Deputy General Counsel
                                            Telecopier: (212) 258-6099

                                          (b) if to Purchaser:

                                            Comcast Corporation
                                            1500 Market Street
                                            Philadelphia, Pennsylvania 19102-
                                             2184
                                            Attention: General Counsel
                                            Telecopier: (215) 981-7794

                                            With a copy to:

                                            Davis Polk & Wardwell
                                            450 Lexington Avenue
                                            New York, New York 10017
                                            Attention: William L. Taylor
                                            Telecopier: (212) 450-4800

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

  Section 10.4. Public Announcements. Except as may be required by Law or stock exchange or quotation system rules, no party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media in respect thereof without prior notification to the other party, and the parties shall cooperate as to the timing and contents of any such announcement.

  Section 10.5. Bulk Sales Law. Seller and Purchaser agree to waive compliance with the provisions of the bulk sales laws of any jurisdiction.

  Section 10.6. Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

  Section 10.7. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced because of any Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not materially affected in any manner adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

  Section 10.8. Entire Agreement. This Agreement, together with the Confidentiality Agreement, constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and thereof and supersedes all prior agreements and undertakings, both written and oral, between Seller and Purchaser with respect to the subject matter hereof and thereof, except as otherwise expressly provided herein or therein.

  Section 10.9. Successors and Assigns. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns but will not be assignable or delegable by any party without the prior written consent of the other party which shall not be unreasonably withheld. Notwithstanding the foregoing, Purchaser may transfer or assign, in whole or in one or more parts, to one or more of its wholly owned Subsidiaries, its rights and obligations hereunder without the consent of Seller; provided that no such assignment shall relieve Purchaser of any of its obligations hereunder.

  Section 10.10. No Recourse. Notwithstanding any of the terms or provisions of this Agreement, each of Seller on the one hand, and Purchaser, on the other hand, agree that neither it nor any Person acting on its behalf may assert any claims or cause of action against any employee, officer or director of the other party or stockholder of such other party in connection with or arising out of this Agreement or the transactions contemplated hereby.

  Section 10.11. No Third-Party Beneficiaries. Except as expressly provided in
Article 9, this Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

  Section 10.12. Amendment. This Agreement may not be amended or modified except by an instrument in writing signed by Seller and Purchaser.

  Section 10.13. Sections and Schedules. Any disclosure in the Disclosure Schedule with respect to a Section of this Agreement shall be deemed to be disclosure for each other Section of the Disclosure Schedule provided that the relevance to such other Section of the Disclosure Schedule is apparent from the face of the disclosure in the Section of the Disclosure Schedule where disclosure is actually made.

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

  Section 10.14. Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of New York applicable to agreements made and performed wholly therein. All actions and proceedings arising out of or relating to this Agreement may be heard and determined in a New York state or federal court sitting in the City of New York, and the parties hereto hereby irrevocably submit to the nonexclusive jurisdiction of such courts in any such action or proceeding and irrevocably waive the defense of an inconvenient forum to the maintenance of any such action or proceeding.

  Section 10.15. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

  Section 10.16. Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be effective as manual delivery of an originally executed counterpart of this Agreement.

  Section 10.17. No Presumption. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

  Section 10.18. Waiver. This Agreement or any of its provisions may not be waived except in writing. The failure of any party to enforce any right arising under this Agreement on one or more occasions will not operate as a waiver of that or any other right on that or any other occasion. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

  IN WITNESS WHEREOF, Seller and Purchaser have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                          VIACOM INC.

                                                  /s/ Michael Fricklas
                                          By: _________________________________
                                          Name: Michael Fricklas
                                          Title: Executive Vice President and
                                          General Counsel

                                          COMCAST CORPORATION

                                                   /s/ Arthur R. Block
                                          By: _________________________________
                                          Name: Arthur R. Block
                                          Title: Senior Vice President

                                      34